UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Inphi Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INPHI CORPORATION

2953 Bunker Hill Lane, Suite 300

Santa Clara, California 95054

(408) 217-7300

April 25, 2019

Dear Stockholder:

You are cordially invited to attend our 2019 Annual Meeting of Stockholders (the Annual Meeting). The Annual Meeting will be held at 9:30 a.m., Pacific Time, on Thursday, May 23, 2019, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting via the Internet. Your shares cannot be voted unless you submit your proxy, vote via the Internet, or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary

INPHI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2019

To Our Stockholders:

Inphi Corporation will hold its 2019 Annual Meeting of Stockholders (the Annual Meeting) at 9:30 a.m., Pacific Time, on Thursday, May 23, 2019 at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304. We are holding the Annual Meeting:

•	to elect Class III directors to serve until the 2022 annual meeting of Stockholders or until their successors are duly elected and qualified;

•	to hold an advisory vote to approve executive compensation;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on April 10, 2019 are entitled to notice of, and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card or vote via the Internet. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors, /s/ John Edmunds John Edmunds Chief Financial Officer and Secretary

Santa Clara, California

April 25, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 23, 2019.

Our Proxy Statement for our 2019 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the year ended December 31, 2018, and our Annual Report on Form 10-K are available on our website at www.inphi.com.

INPHI CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors (the “Board”) of Inphi Corporation (the “Company”), a Delaware corporation, of proxies to be used at our 2019 Annual Meeting of Stockholders and any adjournments or postponements thereof (the "Annual Meeting"). Our Annual Meeting will be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2550 Hanover Street, Palo Alto, California 94304 at 9:30 a.m., Pacific Time, on Thursday, May 23, 2019. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 25, 2019.

Appointment of Proxy Holders

Our Board asks you to appoint Dr. Ford Tamer and Mr. John Edmunds as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 10, 2019, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 44,663,593 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either via the Internet, by mail or in person as described below. Our Board recommends that you vote via the Internet or by mail as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the instructions on the voting instruction card received from the bank or broker.

Voting via the Internet. You can vote by proxy via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope or as instructed on the voting instruction card.

Voting at the Annual Meeting. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a legal proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class III directors, FOR the advisory vote on our executive compensation, and FOR the ratification of the appointment of our independent registered public accounting firm.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class III directors receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. Abstentions on any matters are treated as shares present or represented at the meeting and entititled to vote on that matter. Thus, if you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter and will have the same effect as a vote against such matter.

If you are the beneficial owner of shares held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 2 (advisory vote to approve executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares on this matter. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposals 1 and 2, broker non-votes will not be counted for the purpose of determining the number of votes entitled to vote on Proposals 1 and 2.

If your shares are registered in your name with our transfer agent, you are considered a “stockholder of record” with respect to those shares. If you vote your shares by proxy card and sign the card but without giving specific instructions, your shares will be voted in accordance with the recommendation of the Board and FOR the three nominees for Class III directors, and FOR the approval of executive compensation, and FOR the ratification of the appointment of our independent auditors.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone, e-mail, or facsimile. No additional compensation will be paid to these persons for solicitation. We have retained MacKenzie Partners, Inc. to assist us in the solicitation of proxies and we will pay the customary costs of $10,000 associated with such engagement. We may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the postage-prepaid return envelope, or vote via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Directors and Nominees

Our bylaws provide for a Board of Directors consisting of not fewer than three (3) nor more than eleven (11) members with the authorized number of directors set from time to time by resolution of our Board. The authorized number of directors is currently set at nine (9) members.

Our Board is divided into three classes: Class I, Class II, and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Nicholas E. Brathwaite and Drs. David E. Liddle and Bruce M. McWilliams and their terms will expire at the annual meeting to be held in 2020.

•	Our Class II directors are Diosdado P. Banatao, Dr. Ford Tamer and William J. Ruehle and their terms will expire at the annual meeting to be held in 2021.

•	Our Class III directors are Dr. Chenming C. Hu, Elissa Murphy and Sam S. Srinivasan and their terms will expire at the Annual Meeting.

Three Class III directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2022 or until they resign, are removed or their successors are elected and qualified. Our Board, upon the recommendation of the nominating and corporate governance committee, has selected Dr. Chenming C. Hu, Ms. Elissa Murphy, and Mr. Sam S. Srinivasan, as nominees for election as Class III directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the three nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board to fill the vacancy.

The names of the nominees and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should continue to serve on our Board, are set forth below.

Dr. Chenming C. Hu has served on our Board since August 2010 and serves on the compensation committee. Since 1976, Dr. Hu has been a professor in Electrical Engineering and Computer Sciences at University of California, Berkeley, and, since 2010, he has been a Professor of the Graduate School. From 2001 until 2004, Dr. Hu was the Chief Technology Officer at Taiwan Semiconductor Manufacturing Company. Dr. Hu also serves on the board of directors of Ambarella, Inc. (since 2012) (NASDAQ: “AMBA”), ACM Research, Inc. (since 2017) (NASDAQ: “ACMR”), and the charitable nonprofit, Friends of Children with Special Needs (since 2008). He previously served on the board of directors of SanDisk Corp. (since 2009) (NASDAQ: “SNDK”), Fortinet (2012-2015) (NASDAQ: “FTNT”), FormFactor, Inc. (2009-2010) (NASDAQ: “FORM”), and MoSys, Inc. (2005-2010) (NASDAQ: “MOSY”), and was the founding board chairman of Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and M.S. and Ph.D. degrees from the University of California, Berkeley, all in electrical engineering. Dr. Hu’s background as an academic in electrical engineering and computer science provides a diversity of experience for his service on our Board and valuable insight into our industry.

Elissa Murphy has served on our Board since July 2015 and serves on the compensation committee. Ms. Murphy has served as the Vice President of Engineering at Google, Inc. since July 2016. Prior to Google, she was the Chief Technology Officer and Executive Vice President of Cloud Platforms at GoDaddy from May 2013 to May 2016. Ms. Murphy previously served as Vice President of Engineering at Yahoo! from November 2010 to April 2013, where she oversaw the world’s largest private Hadoop cluster, a technology essential to massive-scale computing that is the basis of big data today. Prior to her time at Yahoo!, Ms. Murphy spent 13 years at Microsoft in various engineering positions including High Performance Computing and the Cloud. She was also part of the original team responsible for Microsoft's shift to the Cloud, which led to the creation of Azure. Ms. Murphy began her technology career designing and building many of the best-selling computer security and system utilities with 5th Generation Systems, Quarterdeck and the Norton Group, a division at Symantec responsible for Norton Antivirus and other Norton products. Ms. Murphy brings expertise in global-scale platforms, big data and predictive analytics to our Board. She currently has 30 patents issued with several more pending in the areas of distributed systems, cloud, machine learning and security.

Sam S. Srinivasan has served on our Board since May 2007 and as our Lead Director since February 2011. He is also the Chair of the audit committee and serves on the nominating and corporate governance committee. Mr. Srinivasan served as Chief Executive Officer and chairman of Health Language, Inc., a software company, from May 2000 to March 2002. He also served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic, Inc., a semiconductor company, from November 1988 to March 1996, and as Director, Internal Audits and subsequently as Corporate Controller of Intel Corporation, a semiconductor company, from May 1984 to November 1988. Mr. Srinivasan serves on the board of directors of Aquantia Corp. (since December 2015) and Aparna Systems, Inc. (since December 2014). Mr. Srinivasan previously served on the board of directors of SiRF Technology Holdings, Inc. (2004-2009), Centillium Communications, Inc. (2006-2008), and Leadis Technology, Inc. (2008 to 2009). He holds a Bachelor of Commerce degree from Madras University in India and an M.B.A. from Case Western Reserve University. Mr. Srinivasan was a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Srinivasan brings to our Board considerable financial experience with publicly-traded companies. He has also served as a director for a number of technology companies and as a member of various board of director committees.

Required Vote

The three nominees for director receiving the highest number of affirmative votes will be elected as directors. However, if the majority of the votes cast for a director are marked “withheld,” then notwithstanding the valid election of such director, such director will voluntarily tender his resignation for consideration by our nominating and corporate governance committee. Our Board will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. Broker non-votes will have no effect on the election of the nominees. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” the nominees.

Our Board recommends a vote FOR the election of Dr. Chenming C. Hu, Ms. Elissa Murphy, and Mr. Sam S. Srinivasan as Class III directors of Inphi.

Executive Officers and Directors

The following table shows information about our executive officers and directors as of April 10, 2019:

Name	Age	Position
Dr. Ford Tamer	57	President, Chief Executive Officer and Director
John Edmunds	61	Chief Financial Officer, Chief Accounting Officer and Secretary
Richard Ogawa	56	General Counsel
Charlie Roach	49	Senior Vice President of Worldwide Sales
Dr. Ron Torten	52	Senior Vice President of Operations and Information Technology
Diosdado P. Banatao(2)	72	Chairman of the Board
Nicholas E. Brathwaite(3)	60	Director
Dr. Chenming C. Hu(2)	71	Director
Dr. David E. Liddle(1)(2)	74	Director
Dr. Bruce M. McWilliams(3)	62	Director
Elissa Murphy(2)	50	Director
William J. Ruehle(1)	76	Director
Sam S. Srinivasan(1)(3)	74	Lead Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

The following presents biographical information for each of our executive officers and directors listed in the table above, other than the director nominees whose information is on the pages appearing immediately before the table above. With respect to our directors, the biographical information includes each director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on our Board.

John Edmunds has served as our Chief Financial Officer and Chief Accounting Officer since January 2008. He previously served as Chief Financial Officer of Trident Microsystems, a semiconductor company, from June 2004 to January 2008. Mr. Edmunds also served as Senior Vice President and Chief Financial Officer for Oak Technology, Inc. from January 2000 until it was acquired by Zoran Corporation in August 2003. He continued to serve as Vice President of Finance for Zoran until June 2004. Mr. Edmunds started his career as a C.P.A. with Coopers & Lybrand in San Francisco and San Jose. He holds a B.S. degree in finance and accounting from the University of California, Berkeley.

Richard Ogawa has served as our General Counsel since January 2013. Mr. Ogawa is a Registered United States Patent Attorney and a member of the California State Bar. Prior to Inphi, he served as a partner at Townsend and Townsend and Crew LLP from January 1993 to January 2010. He is the founder and owner of Ogawa, P.C. (since February 2010) and serves on the board of Amesite, Inc. (since April 2018). Prior to joining Townsend, he held a variety of engineering and management positions at NEC Electronics from December 1984 to January 1993. He received a B.S. degree in chemical engineering from the University of California, Davis, and a J.D. from McGeorge School of Law, University of Pacific.

Charlie Roach has served as our Senior Vice President of Worldwide Sales since April 2016. Mr. Roach joined us in September 2012 as Vice President of Worldwide Sales. Prior to joining us, from July 2009 to August 2012, he served as Vice President of Sales for Integrated Device Technologies, where he managed the Americas and South East Asia sales teams along with the worldwide EMS team. Before IDT, from March 1995 to June 2009, Mr. Roach was in charge of Worldwide Strategic Accounts at Applied Micro Circuits, the Central and Southeast U.S. Sales Manager at MMC Networks and Managing Partner and Sales Engineer at Electro Source. Mr. Roach holds a B.S. degree in electrical engineering from Auburn University.

Dr. Ron Torten has served as our Senior Vice President of Operations and Information Technology since April 2014. Dr. Torten joined us in December 2007 as Vice President of Worldwide Sales, served as acting Vice President of Worldwide Operations from July 2011 until March 2012, as Vice President of Worldwide Operations until September 2012, and as Vice President of Operations and Information Technology until March 2013. Dr. Torten previously served as Chief Executive Officer of NemeriX, a GPS fabless semiconductor company, from January 2006 to December 2007. From January 2004 to December 2005, he served as Vice President, Worldwide Materials, at Agilent Technologies, Inc. Dr. Torten served as Vice President and General Manager for the Networking Entertainment Division at Agere Systems, Inc. He holds a B.S. degree in chemical engineering from the Technion—Israel Institute of Technology, an M.B.A. from the University of California, Davis, and a DBA with focus on strategy and innovation from Capella University.

Nicholas E. Brathwaite has served on our Board since September 2013 and serves as Chair of the nominating and corporate governance committee. He has been a Founding Partner of Riverwood Capital since 2008. Mr. Brathwaite served as the Chief Executive Officer of Aptina Imaging Corporation from April 2008 to July 2009 and has served as its chairman of the board from 2009, until it was sold to ON Semiconductor in 2014. Prior to Aptina, he joined Flextronics International Ltd. in 1995 as its Vice President of Technology and from 2000 to 2007, he served as its Chief Technology Officer. Flextronics acquired nChip, where Mr. Brathwaite held the position of Vice President and General Manager of operations from 1992 to 1996. Mr. Brathwaite also spent six years with Intel Corporation in various engineering management positions in technology development and manufacturing. Mr. Brathwaite is currently on the boards of directors of Power Integrations (since 2000) (NASDAQ: “POWI”) and Lighting Science Group (since 2011). He also served on the boards of directors of Tessera Technologies, Inc. (2008-2011) (NASDAQ: “TSRA”) and of Photon Dynamics, Inc. prior to its acquisition in 2008. Mr. Brathwaite received a B.S. degree in Applied Chemistry from the McMaster University, and a M.S. degree in Polymer Science & Engineering from the University of Waterloo. He has also completed the Wharton Executive Education Training Program on Corporate Governance. Mr. Brathwaite possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience for his service on our Board.

Dr. David E. Liddle has served on our Board since July 2012, and serves as Chair of the compensation committee and as a member of the audit committee. Until January 2016, Dr. Liddle served as a member of U.S. Venture Partners (USVP), which he joined in January 2000, after retiring as President and Chief Executive Officer of business incubator, Interval Research Corporation (Interval). Prior to co-founding Interval, Dr. Liddle founded and served as Chief Executive Officer of Metaphor, which was acquired in 1991 by International Business Machines Corp. (IBM), where he became Vice President of Business development for IBM Personal Systems. Dr. Liddle’s extensive experience in research and development includes 10 years at Xerox Palo Alto Research Center as head of the System Development Division. Dr. Liddle previously served on the boards of directors of the New York Times Company, Sybase, Broderbund Software, Borland International and Ticketmaster. His board involvement at USVP also included private companies AltoBeam, Karmasphere, Klocwork and Linestream and, previously, public companies Optichron (2004-2011, acquired by NetLogic) and MaxLinear (2004-2012). Dr. Liddle has served as a Consulting Professor of electrical engineering and also of computer science at Stanford University. He has served on the DARPA Information Science and Technology Committee and as chair of the NAS Computer Science and Telecommunications Board (CSTB) from 2006 to 2010. He has served on the boards of the Colleges of Engineering at Stanford University, UC Berkeley, the University of Michigan and the University of Toledo and previously chaired the board of the Santa Fe Institute. He is currently on the boards of directors of SRI International and the Public Library of Science (since 2011), an open access online science and medicine publishing organization. Dr. Liddle earned a B.S. degree in Electrical Engineering from the University of Michigan and MSEE, MSCS, and Ph.D. degrees from the University of Toledo, where his dissertation focused on reconfigurable computing machines. His contributions to human-computer interaction design earned him the distinction of Senior Fellow at the Royal College of Art. Dr. Liddle possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience.

Dr. Bruce M. McWilliams has served on our Board since October 2012. Dr. McWilliams brings more than 25 years of executive leadership and technology development experience to our Board. Dr McWilliams has served as Chief Executive Officer of Bossa Nova Robotics since June 2017. Prior to that, Dr. McWilliams served as President and Chief Executive Officer of Intermolecular, Inc. from October 2014 to August 2016, and as a director from 2005, and as chairman of the board since June 2014. Prior to joining Intermolecular, he served as executive chairman and a director of SuVolta from 2009 to October 2014. Dr. McWilliams was the President and Chief Executive Officer of Tessera Technologies, which he took public through a highly successful initial public offering, from June 1999 to August 2008. Dr. McWilliams also served as President and Chief Executive Officer of S-Vision, a liquid crystal-on-silicon based display technology company, Senior Vice President of Flextronics International, and President and Chief Executive Officer of nCHIP, a multichip module packaging company that was acquired by Flextronics. In addition to serving on Intermoleculor’s board of directors, Dr. McWilliams is a member of the board of trustees of Carnegie Mellon University. In 2005, he received Ernst & Young’s Northern California Entrepreneur of the Year award. Dr. McWilliams holds B.S., M.S., and Ph.D. degrees in physics from Carnegie Mellon University. Dr. McWilliams possesses knowledge and operational experience across several industries, which provides a diversity of experience for his service on our board.

Diosdado P. Banatao has served on our Board since December 2000 and served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Mr. Banatao has been a Managing Partner of Tallwood Venture Capital, a venture capital firm, since July 2000 and served as Interim President and Chief Executive Officer at Ikanos Communications, Inc. from June 2011 to June 2012, and from April 2010 to August 2010. From April 2008 to June 2009, he also served as Interim Chief Executive Officer of SiRF Technology Holdings, Inc., which was acquired by CSR plc in June 2009. Prior to forming Tallwood, Mr. Banatao was a venture partner at Mayfield Fund from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Incorporated, Chips & Technologies and Mostron. He also held positions in engineering and general management at National Semiconductor Corporation, Seeq Technologies and Intersil Corporation. Mr. Banatao served on the board of directors of Ikanos Communications, Inc. from 2009 to September 2015 (acquired by Qualcomm Inc.). He previously served on the board of directors of SiRF Technology (acquired by CSR plc); CSR plc; Sequoia Communications; Marvell Technology Group Ltd. (NASDAQ: “MRVL”); Acclaim Communications (acquired by Level One Communications, Inc., which was then acquired by Intel Corporation); NewPort Communications (acquired by Broadcom Corporation); Cyras Systems (acquired by Ciena Corporation); and Stream Machine Company (acquired by Cirrus Logic, Inc.). He has also served on the board of directors of various other privately held companies in the semiconductor industry. Mr. Banatao holds a B.S. degree in electrical engineering, cum laude, from the Mapua Institute of Technology in the Philippines and an M.S. degree in electrical engineering from Stanford University. Mr. Banatao’s background as a technologist, as well as a senior manager of, board member of, and investor in many semiconductor companies provides a diversity of experience for his service on our Board. The companies with which he has been involved range from start-up companies to very large public corporations.

Dr. Ford Tamer has served as our President and Chief Executive Officer and as a director since February 2012. Dr. Tamer most recently served as Chief Executive Officer of Telegent Systems, Inc. from June 2010 until August 2011. Prior to joining Telegent, Dr. Tamer was a Partner at Khosla Ventures from September 2007 to April 2010. Dr. Tamer previously served as Senior Vice President and General Manager—Infrastructure Networking Group at Broadcom Corporation from June 2002 to September 2007. He also served as Chief Executive Officer of Agere Inc. from September 1998 until it was acquired by Lucent Technologies in April 2000, which Lucent then spun out as Agere Systems Inc. in March 2001. Dr. Tamer continued to serve as Vice President of Agere Systems until April 2002. Dr. Tamer holds an M.S. degree and Ph.D. in engineering from Massachusetts Institute of Technology. We believe it is important that our Chief Executive Officer serve on our Board. As our Chief Executive Officer, Dr. Tamer has a unique understanding of our strategy, markets, competitors and operations. In addition, we believe his leadership of diverse business units and functions as a senior executive officer at other companies addressing and competing in our target markets prior to joining Inphi gives him an extensive understanding of our industry and has positioned him to bring highly relevant leadership, corporate development, operational and financial experience to our Board.

William J. Ruehle has served on our Board since March 2017. Mr. Ruehle served as the Chief Financial Officer of ClariPhy Communications, Inc. from April 2015 until it was acquired by us in December 2016. Prior to ClariPhy, Mr. Ruehle served as the Principal of his own advisory firm, Ruehle CFO Advisory, advising a variety of technology companies on financial strategy and operations from 2007 to 2015.  Mr. Ruehle served as the Senior Vice President and Chief Financial Officer of Broadcom Corporation, which went through a highly successful public offering, from 1997 to 2006. He also served as the Chief Financial Officer of SynOptics Communications Inc. from 1987 to 1997. SynOptics merged with Wellfleet Communications Inc. in 1994 and became Bay Networks Inc. Mr. Ruehle received a B.A. degree in Economics from Allegheny College and an M.B.A. from Harvard Business School. Mr. Ruehle has also served as Chairman of the board of directors at Kineteks Corporation from 2014 to 2015. Mr. Ruehle brings to our Board considerable experience and expertise, in depth and breadth, in financial strategy and control for both public and private semiconductor and technology companies, as well as extensive industry knowledge.

With respect to our acquisition of ClariPhy, a customer of ClariPhy sent Inphi a demand letter that alleges that products did not meet specifications provided in agreements with ClariPhy and has requested reimbursement for damages. Inphi is currently reviewing whether or not the demand is valid, and we are unable to reasonably estimate the amount of any potential liability at this time. Amounts payable as a result of the demand may be recoverable from the escrow set up as part of the ClariPhy acquisition.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Organization of our Board of Directors

Our Board oversees, counsels, and directs management in our long-term interests and those of our stockholders. Our Board’s responsibilities, including those of its committees, include:

•	selecting, evaluating the performance of, and determining the compensation of the Chief Executive Officer ("CEO") and other senior executives;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Our Board and its committees met throughout the year on a set schedule and acted by written consent from time to time as appropriate. Our Board held four regularly scheduled quarterly meetings during 2018. Each of our directors attended at least 75% of the total regularly scheduled and special meetings held by our Board and the committees on which such director served during his or her tenure in 2018. Our non-management directors meet in regularly scheduled sessions without the presence of management in Executive Sessions. The Chairman of the Board presides over each such Executive Session or in his absence the Lead Director. We do not have a policy regarding directors’ attendance at the Annual Meeting. Dr. Tamer and Mr. Srinivasan attended our 2018 annual meeting of stockholders.

Board Leadership Structure. Our Board recognizes the importance of strong independent board leadership and has determined as part of our corporate governance principles that one of our independent directors should serve as a Lead Director at any time when the title of Chairman of the Board is held by an employee director. Mr. Banatao is our Chairman, and while our Board has determined that Mr. Banatao is an independent director under the rules of The New York Stock Exchange ("NYSE"), in 2013 our Board re-elected Mr. Srinivasan as Lead Director. Mr. Srinivasan will continue to serve as Lead Director until our Board elects another independent director to serve as Lead Director. Responsibilities of the Lead Director include presiding over board meetings in the absence of the Chairman of the Board, serving as a liaison between the Chairman of the Board and the independent directors, acting as a liaison to stockholders under appropriate circumstances, and performing such other functions and responsibilities as requested by the Board from time to time.

Role of the Board in Risk Oversight. One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various board of directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Board Independence. At least annually, our Board undertakes a review of the independence of our directors and considers whether any director has a material relationship with us that could compromise the director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Messrs. Banatao, Brathwaite, Ruehle, and Srinivasan, Drs. Hu, Liddle, and McWilliams, and Ms. Murphy, representing a majority of our directors, are “independent directors” as defined under the rules of the NYSE. In determining that Messrs. Banatao, Brathwaite, Ruehle, and Srinivasan, Drs. Hu, Liddle and McWilliams, and Ms. Murphy qualify as “independent directors,” our Board determined that none of these individuals had any of the relationships enumerated in Rule 303A.02(b) of the NYSE Company Manual (Rule 303A.02(b)), that would preclude them from serving as independent directors. Our Board also made an affirmative determination that none of these directors had any other material relationship with us, other than in his or her capacity as a director and stockholder.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and Securities and Exchange Commission (SEC) rules and regulations. Our Board has approved charters for each of these committees, which can be found on our website at www.inphi.com. Our Board has determined that Mr. Srinivasan is an “audit committee financial expert,” as defined by the rules promulgated by the SEC and is an independent director under the rules of the NYSE. Each committee has the composition and responsibilities described below:

Audit Committee

Number of Members:	3

Members:	Sam S. Srinivasan, Chair
Dr. David E. Liddle
William J. Ruehle

Number of Meetings in 2018:	10

Functions:

Our audit committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management and the Company as a whole. Our audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

In addition, our audit committee is responsible for oversight of our risks relating to accounting matters and financial reporting. To satisfy these oversight responsibilities, our audit committee meets at regularly scheduled meetings with our Chief Financial Officer and other members of management, and separately in executive sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. Our audit committee also receives regular reports at committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Compensation Committee

Number of Members:	4

Members:	Dr. David E. Liddle, Chair
Dr. Chenming C. Hu
Diosdado P. Banatao Elissa Murphy

Number of Meetings in 2018:	5

Functions:

Our compensation committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the compensation committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. Our compensation committee chair also meets as needed between formal committee meetings with management and the committee’s consultant. Our compensation committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs as well as with respect to the compensation of our non-employee directors. In addition, our compensation committee determines the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	Nicholas E. Brathwaite, Chair
Sam S. Srinivasan Dr. Bruce M. McWilliams

Number of Meetings in 2018:	3

Functions:

Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to our Board concerning corporate governance matters. Our nominating and corporate governance committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, our nominating and corporate governance committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels and risk management activities.

Compensation Committee Interlocks and Insider Participation

Drs. Hu and Liddle, Ms. Murphy and Mr. Banatao served as members of our compensation committee during 2018. Mr. Banatao served as our Interim President and Chief Executive Officer from October 2006 to August 2007. Otherwise, none of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Nominations

Our Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. Our nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to our Board for nomination or election.

Director Criteria. Our nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. Our nominating and corporate governance committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, our Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. We do not have a specific policy regarding diversity of candidates. Our nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. Our nominating and corporate governance committee believes it appropriate for a majority of the members of our Board to meet the definition of “independent director” under the rules of the NYSE. Our nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board.

Prior to each annual meeting of stockholders, our nominating and corporate governance committee first identifies nominees by reviewing the current directors whose terms expire at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of our Board, with respect to the particular talents and experience of its directors. If a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on our Board as a result of a resignation, an increase in the size of our Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of our Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for our Board should notify Inphi’s Secretary, any member of the nominating and corporate governance committee, or the persons referenced below in “Meetings of Our Independent Directors and Communications with our Board of Directors” in writing with any supporting material the stockholder considers appropriate.

Stockholder Nominees. In addition, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Inphi’s Secretary and otherwise comply with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting. However, if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided public disclosure of the meeting date. Information required by the bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules and regulations under that section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our bylaws and must be addressed to: Secretary, Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. You can obtain a copy of our bylaws by writing to the Secretary at this address.

Meetings of Our Independent Directors and Communications with our Board of Directors

During meetings of our Board, the independent directors meet regularly in an executive session without management or management directors present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. An independent director presides over the executive sessions as determined by the independent directors at each meeting. Our Board recommends that stockholders and other interested parties initiate communications with our Board, the independent directors, the Chairman of the Board, the Lead Director, or any committee of our Board in writing to the attention of our Secretary, John Edmunds, at 2953 Bunker Hill Lane, Suite 300, Santa Clara, CA 95054. This process will assist our Board in reviewing and responding to stockholder communications in an appropriate manner. Our Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for our Board’s consideration such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the NYSE. Our Board continues to evaluate our corporate governance principles and policies. Our corporate governance guidelines are posted on our website at www.inphi.com. Our Board also adopted a code of business conduct and ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;
•	conflicts of interest;
•	insider trading;
•	corporate opportunities;
•	competition and fair dealing;
•	equal employment and working conditions;
•	record keeping;
•	confidentiality;
•	giving and accepting gifts;
•	compensation or reimbursement to customers;
•	protection and proper use of company assets; and
•	payments to government personnel and political contributions.

Our code of business conduct and ethics is posted on our website at www.inphi.com. The code of business conduct and ethics can only be amended by the approval of a majority of our Board. Any waiver to the code of business conduct and ethics for our Chief Executive Officer or a senior financial officer may only be granted by our Board or our nominating and corporate governance committee and must be timely disclosed as required by applicable law. Our Board also adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, President, Chief Financial Officer, controller and other key management employees identified by our Board addressing ethical issues. We also implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

COMPENSATION OF DIRECTORS

Our non-employee directors receive an annual retainer of $40,000 prorated for partial service in any year. Our Chairman of the Board and Lead Director each receive an additional annual retainer of $30,000 and $20,000, respectively, so long as such director is not an employee of Inphi. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chair of those committees, receive an additional annual retainer of $10,000, $7,500, and $5,000, respectively. The chair of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $20,000, $15,000 and $8,000, respectively.

In addition, non-employee directors receive nondiscretionary, automatic grants of restricted stock units (RSUs) under our 2010 Stock Incentive Plan. Upon becoming a member of our Board, a non-employee director is automatically granted initial RSUs for shares of our common stock that have a value of $160,000, calculated using the closing price of our common stock on the date of grant as reported on the NYSE. The initial RSUs vest over four years in equal annual installments. On the first business day following each of our regularly scheduled annual meetings of stockholders, each non-employee director is automatically granted RSUs for shares of our common stock that have a value of $175,000, calculated using the closing price of our common stock on the date of grant as reported on the NYSE, provided the director has served on our Board for at least six months. These RSUs will vest on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The RSUs granted to non-employee directors will become fully vested in the event a change in control occurs.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

Director Stock Ownership Guidelines

Our Board has established guidelines to better ensure that our directors each maintain an appropriate equity stake in our company. These guidelines provide that all directors, including the CEO, will maintain a good faith cash investment in Inphi stock valued at $120,000 throughout the duration of their association with our company, which must be achieved by the 24-month anniversary of the individual’s appointment as a director or CEO (the “Valuation Date”). The value of the Inphi stock is measured using the 10-day trading average ending the date immediately prior to the Valuation Date.

2018 Director Compensation

The following table sets forth the compensation paid to our non-employee directors or accrued by us in 2018. The following tables exclude Dr. Ford Tamer, our President and CEO, as he did not receive any additional compensation for his service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Total ($)
Diosdado P. Banatao	77,500	174,999	252,499
Nicholas E. Brathwaite	48,000	174,999	222,999
Dr. Chenming C. Hu	47,500	174,999	222,499
Dr. David E. Liddle	65,000	174,999	239,999
Dr. Bruce M. McWilliams	45,000	174,999	219,999
Elissa Murphy	47,500	174,999	222,499
William J. Ruehle	50,000	174,999	224,999
Sam S. Srinivasan	85,000	174,999	259,999

(1)

The amount reflects the aggregate grant date fair value of the RSU award computed in accordance with FASB ASC Topic 718 multiplied by the number of shares. See note 13 of the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of assumptions made in determining the grant date fair value.

(2)	The following outstanding equity awards table sets forth the equity awards held by our non-employee directors at December 31, 2018:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(a)
Diosdado P. Banatao	05/25/2018	5,144	165,380
Nicholas E. Brathwaite	05/25/2018	5,144	165,380
Dr. Chenming C. Hu	05/25/2018	5,144	165,380
Dr. David E. Liddle	05/25/2018	5,144	165,380
Dr. Bruce M. McWilliams	05/25/2018	5,144	165,380
Elissa Murphy	07/01/2015	1,752	56,327
	05/25/2018	5,144	165,380
William J. Ruehle	03/15/2017	2,750	88,413
	05/25/2018	5,144	165,380
Sam S. Srinivasan	05/25/2018	5,144	165,380

(a)

The amount represents the closing market price of our common stock as of December 31, 2018 (the last trading day of 2018) multiplied by unvested shares as of December 31, 2018. The closing market price of our common stock on December 31, 2018 was $32.15.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 10, 2019 regarding the number of shares of common stock and the percentage of common stock, beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Inphi Corporation, 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 44,663,593 shares of common stock outstanding on April 10, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 10, 2019 (June 9, 2019). We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:

FMR LLC(1)	5,114,318	11.5
Entities affiliated with Ameriprise Financial, Inc. (2)	5,012,093	11.2
Capital Research Global Investors(3)	4,157,297	9.3
The Vanguard Group - 23-1945930(4)	3,859,973	8.6
BlackRock, Inc. (5)	3,052,130	6.8
JPMorgan Chase & Co.(6)	2,311,971	5.2

Directors, Nominees, and Named Executive Officers:

Dr. Ford Tamer(7)	883,875	2.0
John Edmunds(8)	288,539	*
Charlie Roach(9)	71,497	*
Dr. Ron Torten(10)	22,975	*
Richard Ogawa(11)	26,860	*
Diosdado P. Banatao(12)	5,144	*
Dr. Chenming C. Hu(13)	59,483	*
Sam S. Srinivasan(14)	20,795	*
Dr. David E. Liddle(15)	40,761	*
Dr. Bruce M. McWilliams(16)	37,633	*
Nicholas E. Brathwaite(17)	32,405	*
Elissa Murphy(18)	16,942	*
William J. Ruehle(19)	6,978	*
All current directors and executive officers as a group (13 persons)(20)	1,513,887	3.3

________________________

*	Amount represents less than 1% of our common stock.

(1)

Based solely on information reported on Amendment No. 2 to Schedule 13G filed by FMR LLC on February 13, 2019, FMR LLC has sole voting power with respect to 1,652,667 shares, and sole dispositive power with respect to 5,114,318 shares on behalf of itself and its subsidiaries FIAM LLC, Fiedlity Institutional Asset Management Trust Company, FMR Co., INC and. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The principal address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(2)	Based solely on information reported on Amendment No. 2 to Schedule 13G filed jointly by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”) and Columbia Seligman Communications & Information Fund (the “Fund”) on February 14, 2019, AFI and CMIA have shared voting power with respect to 4,927,119 shares and shared dispositive power with respect to 5,012,093 shares, and Fund has sole voting power and shared dispositive power with respect to 2,605,374 shares. AFI is the parent holding company of CMIA, and CMIA is the investment advisor to the Fund. Both AFI and CMIA disclaim beneficial ownership of any shares reported on this Schedule 13G/A. The principal address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the principal address of CMIA and the Fund is 225 Franklin Street, Boston, MA 02110.
(3)	Based solely on information reported on Amendment No. 6 to Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company, on February 14, 2019, Capital Research Global Investors has sole voting and dispositive power with respect to 4,157,297 shares on behalf of its client SMALLCAP World Fund, Inc. The principal address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.
(4)	Based solely on information reported on Amendment No. 3 to Schedule 13G filed by The Vanguard Group - 23-1945930 (“Vanguard”) on February 11, 2019, Vanguard has sole voting power with respect to 90,231 shares, sole dispositive power with respect to 3,764,580 shares, shared dispositive power with respect to 95,393 shares, and shared voting power with respect to 9,762 shares on behalf of itself and its subsidiary Vanguard Fiduciary Trust Company. The principal address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Based solely on information reported on Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. on February 4, 2019, BlackRock, Inc. has sole voting power with respect to 2,944,988 shares and sole dispositive power with respect to 3,052,130 shares on behalf of itself and the following subsidiaries: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited and BlackRock Fund Advisors. The principal address for BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(6)	Based solely on information reported on a Schedule 13G filed by JPMorgan Chase & Co (“JPM”) on January 10, 2019, JPM has sole voting power with respect to 2,146,546 shares and sole dispositive power with respect to 2,311,130 shares, on behalf of itself and its subsidiaries J.P. Morgan Investment Management Inc.; JPMorgan Chase Bank, National Association; and J.P. Morgan Trust Company of Delaware. The principal address for JPM is 270 Park Avenue, New York, NY 10017.
(7)	Includes 557,645 shares subject to options that are exercisable as of June 9, 2019, and 65,969 shares subject to restricted stock units that will vest as of June 9, 2019.
(8)	Includes 85,642 shares subject to options that are exercisable as of June 9, 2019, and 26,250 shares subject to restricted stock units that will vest as of June 9, 2019.
(9)	Includes 21,000 shares subject to restricted stock units that will vest as of June 9, 2019.
(10)	Includes 21,000 shares subject to restricted stock units that will vest as of June 9, 2019.
(11)	Includes 17,150 shares subject to restricted stock units that will vest as of June 9, 2019.
(12)	Includes 5,144 shares subject to restricted stock units that will vest as of June 9, 2019.
(13)	Includes 5,144 shares subject to restricted stock units that will vest as of June 9, 2019.
(14)	Includes 5,144 shares subject to restricted stock units that will vest as of June 9, 2019.
(15)	Includes 5,144 shares subject to restricted stock units that will vest as of June 9, 2019.
(16)	Includes 5,144 shares subject to restricted stock units that will vest as of June 9, 2019.
(17)	Includes 5,144 shares subject to restricted stock units that will vest as of June 9, 2019.
(18)	Includes 5,144 shares subject to restricted stock units that will vest as of June 9, 2019.
(19)	Includes 5,144 shares subject to restricted stock units that will vest as of June 9, 2019.
(20)	Includes 643,287 shares subject to options that are exercisable as of June 9, 2019, and 192,521 shares subject to restricted stock units that will vest as of June 9, 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents certain information with respect to our equity compensation plans as of December 31, 2018, all of which have been approved by security holders:

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (2)	4,789,660	$12.94	5,349,480

Equity compensation plans not approved by security holders (3)	421,146	—	—
	5,210,806	$12.94	5,349,480

(1)

The calculation of the weighted average exercise price includes only stock options and does not include the 4,051,685 outstanding RSUs which do not have an exercise price or warrants, of which there are none outstanding.

(2)

Consists of two plans: the Company’s 2010 Stock Incentive Plan and the Company’s 2011 Employee Stock Purchase Plan. 4,310,998 shares and 1,038,482 shares, respectively, remain available for issuance under the Company’s 2010 Stock Incentive Plan and the Company’s 2011 Employee Stock Purchase Plan.

(3)

These shares were granted in connection with our acquisition of ClariPhy on December 12, 2016. Such RSU non-plan inducement awards were granted to target company employees joining our operations in order to create a retention incentive for those employees.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

Pursuant to our written Related Person Transactions Policy, the audit committee of our Board must approve transactions with our company valued at or above $120,000 in which any director, officer, 5% or greater stockholder, or certain related persons or entities has a material direct or indirect interest. The audit committee bases its decision on whether to approve such transactions in light of all relevant facts and circumstances reasonably available to it, and approves only those transactions it determines to be fair and in the best interests of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related philosophy, process, practices, and decisions for 2018. It also explains how we determined the elements of compensation for our principal executive officer, our principal financial officer, and the three executive officers who were our most highly-compensated executive officers as of December 31, 2018, and who we refer to as our “Named Executive Officers.” For 2018, our Named Executive Officers were:

■	Dr. Ford Tamer, our President and Chief Executive Officer;

■	John Edmunds, our Chief Financial Officer and Chief Accounting Officer;

■	Charlie Roach, our Senior Vice President of Worldwide Sales;

■	Dr. Ron Torten, our Senior Vice President of Operations and Information Technology; and

■	Richard Ogawa, our General Counsel.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation program, our compensation philosophy and compensation setting process, and each compensation element that we provide to our Named Executive Officers. In addition, it explains how and why the Compensation Committee of our Board of Directors (the “Committee”) arrived at the compensation decisions for our Named Executive Officers in 2018.

Overview

We are a fabless provider of high-speed analog and mixed signal semiconductor solutions for the communications and datacenter markets. Our analog and mixed signal semiconductor solutions provide high signal integrity at leading-edge data speeds while reducing system power consumption. Our semiconductor solutions are designed to address bandwidth bottlenecks in networks, maximize throughput and minimize latency in computing environments and enable the rollout of next generation communications and datacenter infrastructures. Our solutions provide a vital high-speed interface between analog signals and digital information in high-performance systems such as telecommunications transport systems, enterprise networking equipment and datacenters. We provide 25G to 600G high-speed analog semiconductor solutions for the communications market.

2018 Business Highlights

We continued to grow as a company in 2018, producing strong financial and operational results despite macro-economic challenges impacting our sales in China. Even with these challenges, revenue in the fourth quarter of 2018 was $86.5 million, which was 44% higher than the $60 million we recorded in the first quarter of 2018. Revenue in the fourth quarter of 2018 was also slightly up year-over-year, compared with $85.7 million in the fourth quarter of 2017, and up substantially from the third quarter of 2018, resulting in a 10.9% sequential quarterly revenue growth. Our financial results in 2018 also included the following:

■	Our total revenue was $294.5 million in 2018, compared with $348.2 million in 2017, a decrease of $53.7 million.

■

Our GAAP net loss was $95.6 million, or ($2.19) per share in 2018, compared with GAAP net loss of $74.9 million, or ($1.78) per share in 2017. Our non-GAAP net income was $38.8 million, or approximately $0.86 per diluted share in 2018, compared with non-GAAP net income of $67.2 million, or $1.52 per diluted share, in 2017. A reconciliation of GAAP net loss to non-GAAP net income is provided in Appendix A.

■

Generally, we focus on our longer-term total shareholder return ("TSR"), because we believe that only over a longer period does TSR demonstrate company performance. Over one year and shorter periods, there can be significant volatility in our stock price, due to industry or broad market volatility or other unindentifiable causes. Therefore, we measure one year performance for our executive compensation program based on our operational performance rather than TSR. Looking at our stock price performance in comparison to the Philadelphia Semiconductor Index, SOX, as an industry index, and the S&P 500, a representative broad market index, over the longer term five year period, we have significantly outperformed both indexes. However, due in part to our challenges in 2018, as described above, our shorter term stock price performance has trailed both indexes.

■	Inphi Stock Price Performance versus the Philadelphia Semiconductor Index and the S&P 500 over the past five years. (Note that the chart shows stock price performance excluding dividends.)

	Indexed Return
	As of 12/31/18
Index	1- Year	3-Year	5-Year
S&P 500	-6%	23%	36%
PHLX Semi	-8%	74%	116%
Inphi	-12%	19%	149%

2018 Executive Compensation Highlights

Our executive compensation program emphasizes long-term value creation that correlates with the growth of sustainable long-term value for our stockholders, as well as motivates, retains, and rewards our Named Executive Officers. For 2018, the Committee took the following compensation actions:

■

Base Compensation:   The Committee approved increases in April 2018 to the base compensation of our Named Executive Officers ranging from 3.25% to 14.08% over 2017 salary levels to better align with the competitive market. These increases were paid in 2018 in the form restricted stock units (“RSUs”) that settled for shares of our common stock rather than cash, subject to vesting in four quarterly installments.

■	Target Annual Incentive Compensation: In April 2018, the Committee also approved market-based increases to the target annual incentive compensation of three of our Named Executive Officers.

■

Annual Incentive Payments: Our 2018 annual incentive plan, referred to as our bonus, paid out at 100% of the target level. In 2019, in lieu of cash for the 2018 bonus, the Committee granted RSUs to our Named Executive Officers. Such RSU awards are subject to quarterly vesting over 2019 (so that they vest in full at the end of 2019). The shares of our common stock granted for the 2018 bonus payout equaled 100% of 2018 target annual incentive compensation based on the grant date value of our shares.

■

Performance-Based Equity Awards:  To better align our compensation program with the long-term interests of our stockholders, the Committee approved a market value stock unit (“MVSU”) performance equity program in 2018 under which our Named Executive Officers can earn common stock based upon our TSR (total shareholder return) in comparison to the S&P 500 index over a three year performance period. The MVSU program responds to stockholder preference for a multi-year performance metric that is based on the Company’s relative performance and uses performance metrics that are different than our bonus. These long-term incentive grants replace performance stock unit awards granted in prior years that rewarded annual corporate performance measures which were similar to those already rewarded under our annual cash incentive plan.

■

Service-Based Equity Awards. The Committee also continued its practice of granting RSU awards to our Named Executive Officers that vest based on a four year service period. We use a four year vesting schedule to provide longer term retention as well as to align our executives with our long term stockholders.

Executive Compensation Best Practices

We endeavor to maintain sound executive compensation practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2018, the following executive compensation practices were in place, including those we have implemented to drive performance and that either prohibit or minimize behaviors that we believe do not serve our stockholders’ long-term interests:

What We Do

Compensation Committee Independence – Our Board maintains a compensation committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns.

Compensation Committee Advisor Independence – The Committee engages and retains its own advisor, currently Compensia, Inc., to assist with its responsibilities. Compensia performs services as directed by the Committee.

Annual Compensation Review – The Committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

Compensation-Related Risk Assessment – The Committee conducts an annual evaluation of our compensation programs, policies, and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the Company.

Emphasize Performance-based Incentive Compensation – The Committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align the short and long-term interests of our Named Executive Officers with the interests of our stockholders.

Emphasize Long-Term Equity Compensation – The Committee uses equity awards to deliver long-term incentive compensation opportunities to our Named Executive Officers. These equity awards may be earned over multi-year periods, which serves our long-term value creation goals and retention objectives.

“Double-Trigger” Change in Control Arrangements – The change in control compensation arrangements for our Named Executive Officers are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of both (i) a change in control of the Company and (ii) a qualifying termination of employment. Our new multi-year MVSU award program terminates upon a change in control, with pro rata payouts (counting service through the change in control plus six months), measured solely on the basis of actual performance through the change in control.

Reasonable Change in Control Arrangements – The post-employment compensation arrangements for our Named Executive Officers provide for amounts and multiples that are within reasonable market norms.

Succession Planning – Our Board reviews the risks associated with our key executive positions on an annual basis so that we have a succession strategy for our most critical positions.

What We Do Not Do

Executive Perquisites – We do not provide perquisites or other personal benefits to our Named Executive Officers that are not available generally to our other employees. Our Named Executive Officers participate in our retirement and health and welfare benefit programs on the same basis as all of our employees.

Prohibition on Hedging and Pledging – Our Named Executive Officers and the members of our Board are prohibited from engaging in hedging transactions with respect to our equity securities. Our Named Executive Officers and the members of our Board are also prohibited from pledging shares of our common stock

Retirement Programs – Other than our 401(k) plan generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements, or nonqualified deferred compensation plans or arrangements for our Named Executive Officers.

No Tax “Gross-Ups” or Payments – We do not provide any “gross-ups” or tax payments in connection with any compensation element or any excise tax “gross-ups” or tax reimbursement in connection with any change in control payments or benefits.

No Dividends – We do not pay dividends or dividend equivalents on unvested or unearned restricted stock units and performance-based restricted stock unit awards.

Stockholder Advisory Votes

At our 2018 annual meeting of stockholders, we submitted an advisory vote to our stockholders seeking their approval of the compensation of our Named Executive Officers as disclosed in our 2018 definitive proxy statement (a “Say-on-Pay” vote). At that time, our stockholders approved the compensation of our Named Executive Officers with approximately 84.1% of the votes cast in favor of the proposal.

The Committee considers the results of the Say-on-Pay vote on our executive compensation program as part of its annual executive compensation review. Our Board values the opinions of our stockholders and the Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers. The next Say-on-Pay vote will take place at the 2019 annual meeting of Stockholders.

Pay-for-Performance Alignment

Underlying our executive compensation program is a strong belief in promoting a pay-for-performance culture. As a result, the Committee designs the target total direct compensation of our Named Executive Officers so that a significant portion of each executive officer’s overall compensation opportunity is linked to our annual financial performance and, in 2018, to our long-term relative total stockholder return.

Compensation Philosophy

We have designed our executive compensation program to achieve the following objectives:

■	to attract, retain, and motivate talented, innovative, experienced, and Named Executive Officers;

■	to reward our Named Executive Officers based on our financial and business performance and their individual performance;

■	to provide equitable compensation, consistent with the competitive market; and

■	to align the interest of our Named Executive Officers and stockholders.

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals whose employment is key to our success and growth, and rewarding individuals who help us define the strategic direction of the Company while achieving our business objectives. By weighting our executive compensation packages to emphasize equity-based compensation, we have sought to align the interests of our Named Executive Officers and stockholders by motivating them to increase the value of our stock over time.

Compensation-Setting Process

Role of the Compensation Committee

The Committee is responsible for reviewing and approving the compensation of our Named Executive Officers, and seeks to do so in a manner that compensates them in an equitable manner for their contributions to our annual and long-term performance. The Committee consists of Drs. Liddle (Chair) and Hu, Mr. Banatao, and Ms. Murphy each of whom is an independent, non-employee member of our Board.

Specifically, the Committee seeks to ensure that our compensation remains market competitive by:

■	providing performance-based incentive opportunities that closely align and strike a balance between short-term and long-term incentives relative to our strategy and future performance;

■	establishing long-term incentive compensation programs in the form of equity awards to reinforce the long-term connection with stockholder value and executive compensation; and

■	structuring our executive compensation plans and arrangements to reduce incentives to either (a) promote short-term gains or (b) encourage risk-taking at the expense of long-term stockholder value.

The Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our Named Executive Officers. The Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted.

While the Committee determines our overall compensation philosophy and the compensation of our Named Executive Officers, it relies on its compensation consultant, as well as our CEO with the assistance of our Senior Vice President of Human Resources, to formulate recommendations with respect to specific compensation actions. The Committee makes all final approvals regarding executive officers’ compensation, including base salary levels, annual incentive targets, actual annual incentive payments, and long-term incentives in the form of equity awards for all executives. The Committee meets on a regularly-scheduled basis and at other times as needed. The Committee periodically reviews compensation matters with our Board.

At the beginning of each year, the Committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our Named Executive Officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the Committee reviews market trends and changes in competitive compensation practices, as further described below.

The factors considered by the Committee in making its determinations with respect to the compensation of our Named Executive Officers for 2018 included:

■	our corporate growth and other elements of financial performance;

■	our corporate and individual achievements against short-term and long-term performance objectives;

■	the individual performance of each Named Executive Officer against his management objectives;

■	a review of the relevant competitive market analysis prepared by the Committee's compensation consultant (as described below);

■	the expected future contribution of the individual Named Executive Officer and the criticality of such Named Executive Officer's experience and expertise related to our long-term business goals;

■	historical compensation awards we have made to our Named Executive Officers and their current retention value;

■	internal pay equity based on the impact on our business and performance; and

■	the recommendations of our CEO (except with respect to his own compensation) as described below.

The Committee did not weight these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of each Named Executive Officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program. No Named Executive Officer participates in the determination of the amounts or elements of his or her own compensation.

As part of this process, the Committee evaluates the performance of our CEO each year and approves all decisions regarding his base salary adjustments, annual incentives, and long-term incentives in the form of equity awards. Our CEO is not present during any of the final deliberations regarding his compensation.

Role of our Management

Our Senior Vice President of Human Resources works closely with the Committee as it conducts its deliberations about the compensation of our Named Executive Officers. Typically, our Senior Vice President of Human Resources works with the Committee to determine the structure of the annual incentive, to identify and develop corporate performance objectives and individual performance objectives for such plan, and to evaluate actual performance against the selected measures for each of the objectives. Our CEO makes recommendations to the Committee as described in the following paragraph and is involved in the determination of compensation for the respective Named Executive Officers who report to him.

At the beginning of each year, our CEO reviews the performance of our Named Executive Officers based on such individual’s level of success in accomplishing both corporate performance objectives and individual performance objectives established for him for the prior year and his overall performance against both objectives during that year, and then shares these evaluations with, and makes recommendations to, the Committee for each element of his compensation. Our CEO evaluates each of the other Named Executive Officers, taking into consideration historical compensation awards to the other Named Executive Officers and our corporate performance during the preceding year, the individual Named Executive Officer's contribution, and his performance toward achieving his individual performance goals. Based on this evaluation, he proposes recommendations concerning base salary adjustments, target annual incentives, and long-term incentives in the form of equity awards for each of the other Named Executive Officers (excluding the CEO himself). The Committee then reviews the proposed recommendations from the CEO and considers other factors and finally determines the target total compensation of each other Named Executive Officer, as well as each individual compensation element.

While the Committee considers our CEO’s recommendations, as well as the competitive market analysis prepared by the Committee's compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our Named Executive Officers.

Role of Compensation Consultant

Pursuant to its charter, the Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determines in its sole discretion, to assist in carrying out its responsibilities. The Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Committee.

In 2013, pursuant to this authority, the Committee first engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Committee by Compensia in 2018 were as follows:

■	updated the compensation peer group;

■	provided advice with respect to compensation best practices and market trends for executive officers and members of our Board;

■	conducted an analysis of the levels of overall compensation and each element of compensation for our Named Executive Officers;

■	provided market data on annual equity burn rates and overhang levels;

■	conducted the compensation risk assessment; and

■	provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the Committee as requested and also communicate with the Committee outside of the meetings. Compensia reports to the Committee rather than to the management, although Compensia may meet with members of the management, including our CEO and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the Committee. During 2018, Compensia met with various members of management to collect data and obtain management’s perspective on various executive compensation proposals.

The Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to the Company and has received no compensation other than with respect to the services described above. The Committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Rule 10C-1 of the Exchange Act and the enhanced independence standards and factors set forth in the applicable listing standards of the NYSE, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest.

Competitive Positioning

As part of its deliberations, the Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed with and approved by the Committee, as well as compensation survey data.

In the fall of 2017, the Committee directed Compensia to formulate a group of peer companies to be used as a reference for market positioning and for assessing competitive market practices during 2018. Compensia undertook a detailed review of the pool of U.S.-based publicly-traded companies, taking into consideration our industry sector, the size of such companies (based on revenues and market capitalization) relative to our size and growth rate.

Following this review, Compensia recommended to the Committee the following peer group to consist of 23 companies, which the Committee subsequently approved. At the time the peer companies were approved by the Committee, the selected companies had revenues ranging from $212 million to $847 million, with a median of $355 million, and market capitalizations ranging from $570 million to $4,179 million, with a median of $1,588 million. The companies comprising the compensation peer group were as follows:

Acacia Communications	Mellanox Technologies
Ambarella Applied Optoelectronics Broadsoft Callidus Software IXYS	Monolithic Power Systems Nanometrics Rudolf Technologies Xperi New Relic
Barracuda Networks	Power Integrations
Gigamon	Proofpoint
HubSpot	Qualys
Imperva	Rambus
MACOM	Semtech
MaxLinear

In comparison to the peer group that was used for analyzing the competitiveness of 2017 compensation, there were three removals and five additions. Infoblox and Ruckus Wireless were removed because they were acquired and Cavium was removed because of its higher revenue and market capitalization than the Company and other companies in the peer group. We added Applied Optoelectronics, Broadsoft, Callidus Software, IXYS, Nanometrics and Rudolph Technologies to the peer group. These companies were added because they are all technology companies with a similar financial profile, as measured by their revenue and market capitalization.

The Committee does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, upon any type of benchmarking to a peer or other representative group of companies. The Committee believes that information regarding the compensation practices at other companies is useful in at least two respects: the Committee recognizes that our compensation policies and practices must be competitive in the marketplace; and this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. However, this information is only one of several factors that the Committee considers, in making its decisions with respect to the compensation of our Named Executive Officers.

Compensation Elements

The primary elements of our executive compensation programs are base compensation, annual incentive compensation, and long-term incentive compensation in the form of equity awards based on Company performance and individual performance. Our Named Executive Officers also participate in the standard employee benefit plans available to our employees. In addition, our Named Executive Officers are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances.

Base Compensation

We believe that a competitive base salary is a necessary element of our executive compensation program, to attract and retain a stable management team. Base salaries for our Named Executive Officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team as a whole.

The Committee reviews the base salaries of our Named Executive Officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In April 2018, the Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Committee determined to prospectively increase the base compensation of each of our Named Executive Officers in order to reflect merit raises and corrective adjustments to re-establish a competitive compensation position relative to our compensation peer group.

The 2018 increases in base compensation were provided in the form of a grant of RSUs rather than an increase in cash salary, with the intent to add the approved increase to their base salary in 2019. The RSU grants were granted on April 19, 2018, and calculated assuming a $33 per share value. They vested in four equal quarterly installments ending on February 5, 2019 subject to continued service. The base compensation adjustments for our Named Executive Officers for 2018 were as follows:

Named Executive Officer	2017 Base Compensation	2018 Base Compensation	Percentage Adjustment	Number of RSUs Awarded
Dr. Ford Tamer	$412,000	$470,010	14.08%	1,758
John Edmunds	$329,600	$350,695	6.40%	639
Charlie Roach	$319,300	$329,678	3.25%	314
Dr. Ron Torten	$324,450	$334,995	3.25%	320
Richard Ogawa	$272,950	$281,821	3.25%	269

The base compensation received by our Named Executive Officers during 2018 is also set forth in “Executive Compensation – 2018 Summary Compensation Table” below, with the RSUs disclosed under "Stock Awards."

Annual Incentive Compensation

We use variable annual incentives to motivate and reward our Named Executive Officers for our short-term financial and operational achievements while making progress towards our longer-term growth and other strategic objectives. Consistent with our executive compensation philosophy, the annual incentives are intended to help us to deliver a competitive total direct compensation opportunity to our Named Executive Officers. Annual incentives are determined under our Annual Incentive Plan but are not guaranteed and may vary materially from year-to-year. As our Senior Vice President of Worldwide Sales, Mr. Roach's annual incentive is delivered through our Sales Incentive Plan, and not under the Annual Incentive Plan in 2018.

Along with its review of base compensation in April 2018, the Committee also reviewed the target annual incentive compensation of our Named Executive Officers, taking into consideration Compensia's competitive market analysis and the recommendations of our CEO (except with respect to his own compensation), together with the objectives of our annual incentives described above. Following this review, the Committee increased the target annual incentive amount for Mr. Ogawa from 40% to 50% of base compensation and for Mr. Roach from 67% to 82% of base compensation. For Mr. Roach, this adjustment achieves a pay ratio that is 55% base compensation versus 45% variable incentive-based compensation. These adjustments also re-establish a competitive total target base and variable compensation position for these executives relative to our peer group.

Annual Incentive Plan – Terms and Measures

In January 2018, the Committee determined that annual incentives for our Named Executive Officers for performance during the 2018 fiscal year would be determined by reference to 2018 results in both corporate performance measures and individual performance measures.

The Committee selected revenue and non-GAAP net income per share as the corporate performance measures to be considered in determining annual incentve payments for 2018 for our Named Executive Officers other than Mr. Roach. The Committee believed these performance measures were appropriate for our business because, given our stage of development, it focused our Named Executive Officers on the successful execution of our annual operating plan and related strategic objectives to encourage growth in ongoing revenue, profit, and cash flow. At the same time, the Committee established a benchmark performance level for this measure at a level that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.

In January 2018, the Committee initially set the revenue and non-GAAP net income per share targets as the corporate measures for the 2018 annual incentives based on the annual operating plan that the Board approved. The revenue target was set at $365 million. The non-GAAP net income per share target was set at $1.50 per share. However, within approximately three weeks, it became clear, as disclosed by the Company on February 7, 2018, that revenue for the first quarter of 2018 and, by implication, the year would fall well short of the target based in large part on recently revised forecasts from China long haul and metro customers as well as a recent surprise loss of a second lead customer for the ColorZ product. On April 16, 2018 the U.S. Government also announced that shipments to ZTE in China would be banned, further impacting revenue targets by approximately 3%. Just two days after this announcement, revised targets and operating plan forecasts were presented to the Board at its April 2018 meeting but were tabled until June 2018 to allow for any further recalibration of the fallout from a ZTE ban. In June 2018, the Committee approved an adjusted revenue target of $291 million and non-GAAP net income per share target of $0.80 per share consistent with the revised forecasts as previously presented and which also resulted in the Board’s adoption of an updated annual operating plan. When the forecast revisions were made and subsequently approved by the Board, the adjusted performance targets were challenging and not substantially certain to be met and therefore allowed the Board to maintain the retention aspect of the plan while continuing to challenge and motivate our executives. In fact, the growth parameters in the later 3 quarters of 2018 were daunting and set in order to have a fourth quarter 2018 target result that exceeded the fourth quarter of 2017 results. Later discussions with many investors confirmed the preceived challenges inherent in the rapid quarterly revenue and earnings recovery plans. The minimum threshold for funding of the annual incentive plan was 90% of the annual revenue and non-GAAP net income per share targets.

The Committee also established individual performance measures for each Named Executive Officer in January 2018. These were similarly revised by the Committee in June 2018 to take into consideration the effect, if any, that the foregoing forecast adjustments might have had on individual performance measures. In general, these revisions were not particularly significant to evaluating individual performance. In selecting the individual performance measures, the Committee takes into consideration a variety of factors including, but not limited to, progress toward new product introduction, new customer wins, new design wins at existing customers, operational metrics, employee satisfaction, development of intellectual property, and other management objectives.

Annual Incentive Plan Targets

Consistent with the Committee’s established practice, each of the Company’s Named Executive Officers (other than Mr. Roach) was expected to be eligible to receive an annual incentive at the corresponding target percentage of base compensation identified below, subject to achievement of the corporate performance targets and individual performance objectives identified above. However, the Committee reserved its discretion to determine the ultimate bonus payments based on its review of the corporate performance measures as well as individual performance, and the competitive marketplace for our executives.

Named Executive Officer	Annual Base Compensation	Target Annual Incentive Plan	Target Annual Incentive Plan Amount
Dr. Ford Tamer	$470,010	100%	$470,010
John Edmunds	$350,695	60%	$210,417
Dr. Ron Torten	$334,995	50%	$167,497
Richard Ogawa	$281,821	50%	$140,911

Sales Incentive Plan for Mr. Roach – Terms and Measures

In April 2018, Mr. Roach's incentive target pursuant to the 2018 Sales Incentive Plan was increased from 67% to 82% of base compensation, which together with the increase in base compensation described above resulted in a target annual incentive award of $267,811.

In June 2018, the Committee determined that the amount that could be earned pursuant to this sales incentive award was based on a weighting of 20% for the corporate performance measures described below, a 20% weighting on the Company sales goal and a 60% weighting to individual performance objectives based upon quality, backlog, design win activities and other individual performance goals.

The Committee selected revenue and non-GAAP net income per share at the same target levels set for the Annual Incentive Plan (described above) as the corporate performance measures to be considered in the administration of Mr. Roach’s award under the 2018 Sales Incentive Plan. The Committee believed these performance measures were appropriate for Mr. Roach given his integral role in identifying, expanding and realizing our sales growth opportunities, which are key to our annual operating plan.

2018 Corporate and Individual Performance Results and Annual Incentive Decisions

In January 2019, the Committee evaluated both corporate and individual performance results. The Committee determined that the Company exceeded the 2018 target corporate goals for revenue and non-GAAP net income per share of $291 million and $.80, respectively, under both the Annual Incentive Plan and the 2018 Sales Incentive Plan.

Corporate Performance Measure	2018 Target	2018 Actual
Revenue	$291M	$294.5M
Non-GAAP net income per share (1)	$0.80	$0.86

(1)	Non-GAAP net income per share excludes certain items, such as stock based compensation costs, legal, transition costs and other expenses, purchase price fair value adjustments related to Cortina and ClariPhy acquisitions, impairment of certain intangibles, non-cash interest expense related to convertible debt, indirect expenses associated with discontinued operations, and deferred tax asset valuation allowance. A reconciliation of GAAP net income (loss) to non-GAAP net income is provided in Appendix A.

After the Committee determined that the corporate performance goals were achieved, the Committee evaluated each individual Named Executive Officer's performance against their respective individual performance goals. The Compensation Committee considered feedback from our CEO (except with respect to his own compensation), used its business judgment in reviewing each of these individual items and did not assign specific quantitative weighting to such items. The individual measures for each Named Executive Officer generally cover a broad array of responsibilities and are described in detail when presented to the Committee. For instance, in 2018 our CEO had objectives in financial and operational areas as well as fourteen strategic objectives. The Committee also has the discretion to evaluate individual performance based on the individual’s overall contribution to the Company’s performance. Based on its evaluation, the Committee determined that each Named Executive Officer (including Mr. Roach, whose incentive is payable under our 2018 Sales Incentive Plan), performed at 100% of his individual performance goals taking into account the exceedingly difficult macro-economic climate for our business. For Mr. Roach, the Committee also determined that in addition to the achievement of the corporate and individual goals described above, the Company had achieved the sales goal under the 2018 Sales Incentive Plan.

However, the Committee exercised its discretion not to pay cash incentives under the applicable plans and to reward performance in the form of a grant of RSUs for shares of our common stock having a value based on the target incentive amounts.

As a result, for 2018, the Committee approved the following awards of RSUs based on the incentive amounts shown for each of the below Named Executive Officers. The RSUs are subject to a one-year quarterly vesting schedule except for Mr. Roach, whose RSUs were granted following each quarterly performance period, and are subject to vesting in the following quarter.

Named Executive Officer	Annual Base Compensation	Target Annual Incentive Amount	Annual Incentive as Percentage of Target	Number of RSUs Awarded (1)
Dr. Ford Tamer	$470,010	$470,010	100%	14,334
John Edmunds	$350,695	$210,417	100%	6,418
Dr. Ron Torten	$334,995	$167,497	100%	5,109
Richard Ogawa	$281,821	$140,911	100%	4,298
Charlie Roach	$329,678	$267,811	100%	8,244 (2)

(1)	Based on a conversion price of $32.7905 and a grant date of January 24, 2019.
(2)	Based on quarterly conversion prices ranging from $31.80 to $33.58.

The incentive awards are also set forth in “Executive Compensation – 2018 Summary Compensation Table” below, with the RSUs disclosed under "Stock Awards."

Long-Term Incentive Compensation

Long-Term Incentives Philosophy

We use long-term incentive compensation in the form of equity awards to motivate our Named Executive Officers, by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. We have relied on equity awards that may be settled for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our Named Executive Officers. The Committee believes these awards enable us to attract and retain key talent in our industry and aligns our Named Executive Officers’ interests with the long-term interests of our stockholders.

The Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Generally, in determining the size of the equity awards granted to our Named Executive Officers the Committee takes into consideration the recommendations of our CEO (except with respect to his own equity award), as well as the factors described above in the description of our compensation setting process.

Market Value Stock Unit and Restricted Stock Unit Awards Granted During 2018

In January 2018, the Committee approved market value stock unit (or MVSU) awards to our Named Executive Officers that may be earned based on our total shareholder return (or TSR) in comparison to the TSR of the companies in the S&P 500 Index over a period of approximately three years in length ending in the first calendar quarter of 2021 after reporting of fiscal year 2020 results. The MVSU program was developed in part in response to stockholder preference for a multi-year performance period based on the Company’s relative performance with metrics that did not overlap with our Annual Incentive Plan. We chose the S&P 500 index because we believed it to be one of the most popular benchmarks for comparing TSR performance against the broad market.

In determining the size of these grants, the Committee took into account (i) an intention to strongly align the Named Executive Officers with shareholders over a multi-year period; (ii) the change from annual vesting to vesting, to the extent earned, only at the end of the three-year performance period; and (iii) a desire for this award to be the sole performance-based award for the Named Executive Officers over the next two to three years. For these reasons, the value of these awards is larger than prior performance-based equity awards. In addition, the size of the awards as shown in the Summary Compensation Table reflects a 147% premium to what would be reported based on the grant date value of the stock and the target number of shares (the "Face Value"). This is a different methodology than how we reported the prior performance-based awards, where we are required to disclose their value based on the face and results in a higher grant value than had we continued to grant performance awards based on financial metrics. The Committee did not take into account the higher value due to GAAP between the two types of awards, because the Committee did not think this was appropriate in determining the value intended to be delivered to each Named Executive Officer.

In April 2018, the Committee approved the annual four-year service-based RSU awards for our Named Executive Officers in amounts designed to align with the competitive market. The Committee took into account each executive officer’s performance for 2018 and their existing equity holdings, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

The MVSU and four–year service-based RSU equity awards granted to our Named Executive Officers in 2018 pursuant to our long-term incentive compensation program are set forth in the table below under "2018 Market Value Stock Unit Awards" and "2018 Service-Based Restricted Stock Unit Awards" as follows:

Named Executive Officer	2018 Market Value Stock Unit Awards - 3 Year Program (target number of shares) (1)	2018 Service-Based Restricted Stock Unit Awards (number of shares)
Dr. Ford Tamer	135,000	65,000
John Edmunds	30,000	35,000
Charlie Roach	24,000	22,000
Dr. Ron Torten	24,000	22,000
Richard Ogawa	21,000	17,600

(1)	Number of shares eligible to be earned after an approximately three year performance period, assuming achievement of target corporate performance.

The service-based RSU awards vest as to 25% of the shares of our common stock subject to the award on the each anniversary of the date of grant assuming the continued service of the Named Executive Officer on each such vesting date.

For each of the MVSU awards identified above, the number of shares, if any, that will be earned pursuant to the award will depend on our relative TSR as compared to the S&P 500 Index companies. Performance will be determined based on our percentile ranking against the S&P 500 companies (the Relative TSR) as measured over a performance period of approximately three years commencing four trading days after the Company’s 2017 Q4 financial results were released and concluding thirty calendar days after the Company’s 2020 Q4 financial results are released (referred to as the Performance Period). The beginning performance measure was based on a thirty calendar day average of our closing stock prices from February 13, 2018 through March 7, 2018. Our average stock price for that period was $28.26. If our absolute TSR is negative for the Performance Period, then the maximum number of shares that may be earned is the target number of shares listed below. The Committee believed that to increase the alignment of our Named Executive Officers with our shareholders, our Named Executive Officers should not earn above target payouts for a negative TSR regardless of how well that performance was on a relative basis against the index. The MVSUs will vest, to the extent earned, on the last day of the Performance Period subject to the executive’s continued service through that date. No shares will be earned with respect to an MVSU award if our Relative TSR is not at or above the 25th percentile of the S&P 500 Index companies, the minimum performance criteria. Each executive will be eligible to earn a percentage of the target number of shares listed above based upon our Relative TSR according to the table below (with linear interpolation calculated by the Committee if our percentile ranking is between these percentile rankings):

Relative TSR	Percent of Target Number of Shares
Below 25th percentile	Zero
25th percentile	50%
50th percentile	100%
75th percentile	175%
90th percentile or above	225%

If a change of control occurs prior to the end of the Performance Period, a prorated award may be earned based on performance during a truncated Performance Period that ends on the change of control. The number of shares earned will be based on our Relative TSR and absolute TSR measured upon the change in control, multiplied by a fraction equal to the number of months from the start of the Performance Period through the change of control, plus six (6) additional months, divided by thirty (36) months (but not greater than one). The portion of the award that does not vest based on this formula will be forfeited.

If a Named Executive Officer is involuntarily terminated prior to the end of the Performance Period, but after the first twelve (12) months of the Performance Period, then subject to the Named Executive Officer’s execution and delivery of an effective release of claims, the Named Executive Officer will earn one-third (1/3) of the target number of shares listed above multiplied by the proration factor determined according to the table below (with linear interpolation calculated by the Committee for an involuntary termination occurring between the dates specified below):

Involuntary Termination Date	Proration Factor
Before first anniversary of date of grant	0
First anniversary of date of grant	25%
Second anniversary of date of grant	75%
On or after third anniversary of date of grant	150%

However, if at the time of termination our Relative TSR is tracking below the 25th percentile, none of the shares will be earned. The portion of the award that does not vest based on this formula will be forfeited. In addition, if Dr. Tamer is involuntarily terminated, then pursuant to his change of control and severance agreement (see “Executive Compensation – Employment, Severance and Change in Control Arrangements” below), he will earn 25% of the target number of shares listed above if greater than the number earned based on this formula even if termination is within the first twelve (12) months of the Performance Period.

For purposes of the MVSU awards, the definitions of “change of control” and “involuntary termination” are consistent with the definitions in the respective Named Executive’s change of control and severance agreement (see “Executive Compensation – Employment, Severance and Change in Control Arrangements” below). Under the current policy adopted by the Committte (which can be revoked or changed at any time), all outstanding unvested equity awards under our 2010 Stock Incentive Plan will vest in full (at target levels for performance-based awards) in the event of the employee’s death or total and permanent disability provided that the value of such acceleration shall not exceed the lesser of: (a) a total value of $2 million; or (b) 5 times base salary at the time of death or disability.

Employee Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. From time to time, the Board, in its discretion, may approve a profit-sharing contribution to the Section 401(k) Plan for eligible employees, including our Named Executive Officers. In January 2019, the Committee approved a profit-sharing contribution in an amount equal to 2.6% of each participating employee’s 2018 compensation, up to a maximum contribution of $7,150 per participating employee. We do not provide any retirement benefits for our Named Executive Officers other than the Section 401(k) plan.

We also maintain broad-based welfare and health benefit programs for all eligible employees, including flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Our Named Executive Officers are eligible to participate in each of these programs on the same terms as non-executive employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a component of our executive compensation program. Accordingly, we do not currently provide perquisites to our Named Executive Officers.

In the future, we may provide perquisites or other personal benefits to our Named Executive Officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

Employment Offer Letters

We have written employment offer letters with each of our Named Executive Officers. Each of these arrangements was approved on our behalf by our Board or the Committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board or the Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing environment. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board or the Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment arrangements provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, a target annual incentive, and, in some instances, a recommendation for an equity award for shares of our common stock.

For a summary of the material terms and conditions of the employment arrangements with each of our Named Executive Officers, see “Executive Compensation – Employment, Severance and Change in Control Arrangements” below.

Post-Employment Compensation

Pursuant to their employment offer letters and change of control and severance agreements, certain of our Named Executive Officers are eligible to receive payments and benefits upon certain specified terminations of employment, including a termination of employment in connection with a change in control of the Company and certain of our Named Executive Officers are eligible to receive payments and benefits in connection with a severance agreement.

We believe that these arrangements serve several objectives. First, they eliminate the need to negotiate severance payments and benefits on a case-by-case basis at the time of a termination of employment. They also help assure our Named Executive Officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, they act as an incentive for our Named Executive Officers to remain employed and focused on their responsibilities during the threat or negotiation of a change in control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

These arrangements contemplate that the payments and benefits in the event of a change in control of the Company are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the Named Executive Officer execute a release of claims in our favor.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Executive Compensation – Employment, Severance and Change in Control Arrangements” below.

Other Compensation Policies

Hedging and Pledging Policies

In 2014, we adopted a policy prohibiting our employees, including our Named Executive Officers, and members of our Board from speculating in our equity securities, including the use of short sales, “sales against the box” or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, with respect to the securities that they hold. We also have adopted a policy prohibiting the pledging of our common stock by our employees, including our Named Executive Officers, and members of our Board.

Policy Regarding Restatements

 The Committee is monitoring the SEC’s rule-making process with respect to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd Frank) in order to inform its process for establishing a formal policy requiring a fixed course of action with respect to compensation adjustments, or “clawbacks”, following later restatements of financial results. Pending establishment of such a policy, in the event of such a restatement, our Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement, including the requirements of the Sarbanes-Oxley Act of 2002.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (and, after 2017, its chief financial officer). For tax years prior to 2018, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. The Committee periodically considers all elements of the cost to us of providing compensation to such officers, including the potential impact of the Section 162(m) deduction limit. Under current circumstances, we expect that payment of compensation that does not qualify for deduction under Section 162(m) will have minimal impact on our net income given the overall compensation levels of our Named Executive Officers. For this reason and given the design limitations imposed by Section 162(m) to qualify for the performance-based compensation exception for years prior to 2018, the Committee has implemented compensation programs that are not intended to comply with Section 162(m)’s exception for performance-based compensation.

Accounting for Stock-Based Compensation

The Committee takes accounting considerations in designing compensation plans and arrangements for our Named Executive Officers and other employees. Among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of share-based payment awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our Named Executive Officers, is required to render service in exchange for the award (which generally will correspond to the award’s vesting schedule).

When determining the types and amounts of equity compensation granted to our Named Executive Officers, the Committee considers the overall cost of the incentives, which includes the associated compensation expense for financial reporting purposes.

Compensation-Related Risk Management

We believe that our compensation policies and practices for all employees, including our Named Executive Officers, do not create risks that are reasonably likely to have a material adverse effect on our Company. In making this determination, we assessed our executive and broad-based compensation programs to determine if their provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all elements of our various compensation programs, we focused primarily on those characterized by variability in payout and the ability of a participant to directly affect payout, as well as the controls on participant action and payout under those elements.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. Whenever incentives are paid either in stock or based on Company performance, this introduces a risk that measurement of the achievement by the Company or Company performance itself may be exaggerated or falsified in order to enrich the individuals who are the targets of the incentives. While we can never completely mitigate or do away with this risk, we believe that the compensation incentives are balanced between short and long term incentives and that controls are in place which would make the assumption of this risk at the time of the grant not reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation plans and arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of the Committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

■	our core compensation principles and compensation program elements are designed to align our goals with stockholder interests; and
■

pay typically consists of a mix of fixed and variable compensation, with the variable compensation elements designed to reward both short-term and long-term corporate performance for the employee as both an employee and as a stockholder.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi Corporation under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Inphi Corporation’s management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of Inphi Corporation that the Compensation Discussion and Analysis be included in Inphi Corporation’s proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted on April 25, 2019 by the members of the compensation committee of the Board of Directors:

Dr. David E. Liddle, Chair

Mr. Diosdado P. Banatao

Dr. Chenming C. Hu

Ms. Elissa Murphy

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the years ended December 31, 2018, 2017 and 2016 for our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2018, whom we refer to as our Named Executive Officers.

Name & Principal Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)

Dr. Ford Tamer	2018	412,006	—		9,753,410	—	7,150	10,172,566
President and Chief	2017	409,003	—		1,934,550	—	4,050	2,347,603
Executive Officer	2016	377,255	400,000	(4)	3,290,000	—	7,950	4,075,205

John Edmunds	2018	329,602	—		2,850,166	—	7,150	3,186,918
Chief Financial Officer and	2017	327,202	—		859,800	—	4,050	1,191,052
Chief Accounting Officer	2016	311,718	192,000	(4)	921,200	—	7,950	1,432,868

Charlie Roach	2018	319,305	—		2,151,735	—	7,150	2,478,190
Senior Vice President of Worldwide	2017	316,979	—		687,840	96,063	4,050	1,104,932
Sales	2016	302,028	33,321	(4)	855,400	189,730	7,950	1,388,429

Dr. Ron Torten	2018	324,454	—		2,105,236	—	7,150	2,436,840
Senior Vice President of Operations	2017	322,090	—		695,334	—	4,050	1,021,474
and Information Technology	2016	307,066	157,500	(4)	789,600	—	7,950	1,262,116

Richard Ogawa	2018	259,309	—		1,779,494	—	6,751	2,045,554
General Counsel	2017	270,966	—		687,840	—	4,050	962,856
	2016	260,552	106,000	(4)	559,300	—	7,950	933,802

(1)	For 2018 and 2017, the Named Executive Officers were awarded bonuses in the form of RSUs with a grant date of January 24, 2019 and February 28, 2018, respectively.

(2)

The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. For MVSU, the value is reported as of the grant date based on the probable outcome of the conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in note 13 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2018. There can be no assurance that awards will vest (in which case no value will be realized by the individual). None of our Named Executive Officers forfeited any awards in 2018.

(3)	In January 2018, we granted MVSU to Named Executive Officers subject to market and service conditions. The values of awards at the grant date are as follows:

				Monte Carlo
	Target Units	Maximum		Value at Grant	Maximum
	At Grant	Units at Grant	Target Value at	Date	Value at Grant
	Date	Date	Grant Date	(in table above)	Date

Value per unit			$37.86	$55.81	$37.86

Name
Dr. Ford Tamer	135,000	303,750	$ 5,111,100	$ 7,534,350	$ 11,499,975
John Edmunds	30,000	67,500	1,135,800	1,674,300	2,555,550
Charlie Roach	24,000	54,000	908,640	1,339,440	2,044,440
Dr. Ron Torten	24,000	54,000	908,640	1,339,440	2,044,440
Richard Ogawa	21,000	47,250	795,060	1,172,010	1,788,885

In April 2017, we granted stock awards to Named Executive Officers subject to achievement of performance conditions. The probability of achieving the condition was remote and therefore, no value was included in the above table. In January 2018, the Compensation Committee determined that the performance conditions had not been achieved in 2017 and the awards were forfeited. The maximum value of the awards at the grant date assuming the highest level of performance conditions would be achieved is as follows:

Dr. Ford Tamer	$ 1,934,550
John Edmunds	429,900
Charlie Roach	343,920
Dr. Ron Torten	343,920
Richard Ogawa	343,920

(4)	Represents a discretionary bonus award.
(5)	Represents profit sharing contribution to our 401(k) plan.

Grants of Plan-Based Awards in 2018

The following table sets forth information on grants of plan-based awards in 2018 to our Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Dr. Ford Tamer	1/16/18(3)				67,500	135,000	303,750	—	7,534,350
	2/28/18							6,400	177,600
	4/19/18							66,758	2,041,460

John Edmunds	1/16/18(3)				15,000	30,000	67,500	—	1,674,300
	2/28/18							3,100	86,025
	4/19/18							35,639	1,089,841

Charlie Roach	1/16/18(3)				12,000	24,000	54,000	—	1,339,440
	2/28/18							753	20,896
	4/19/18							22,314	682,362
	8/21/18							2,825	95,768
	11/6/18							372	13,269
			267,811

Dr. Ron Torten	1/16/18(3)				12,000	24,000	54,000	—	1,339,440
	2/28/18							3,000	83,250
	4/19/18							22,320	682,546

Richard Ogawa	1/16/18(3)				10,500	21,000	47,250	—	1,172,010
	2/28/18							2,200	61,050
	4/19/18							17,869	546,434

(1)

The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(2)

These are MVSU awards subject to subject to market and service conditions. The threshold number of units represents the 50% of the target number of units, which is the number of units that would be earned based on achieving the minimum performance criteria. The target number of units is the number of units that would be earned based on achieving the target performance criteria. The maximum number of units is the largest payout that can be made. Please see the section “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation” for a detailed discussion of these MVSU awards.

(3)

The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to Named Executive Officers in note 13 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2018. There can be no assurance that awards will vest. None of our Named Executive Officers forfeited any awards in 2018.

Narrative to 2018 Summary Compensation Table and Grants Plan-Based Awards in 2018 Table

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2018 Summary Compensation Table and Grants of Plan-Based Awards in 2018 table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also provides additional information regarding the stock grants.

Outstanding Equity Awards at December 31, 2018

The following table presents certain information concerning equity awards held by our Named Executive Officers as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
Dr. Ford Tamer	557,645	(3)	—	14.80	2/1/2022
						169,408(4)	5,446,468	135,000	4,340,250

John Edmunds	32,142	(3)	—	9.29	4/30/2020
	22,500	(3)	—	22.07	4/7/2021
	20,000	(3)	—	12.34	1/18/2022
	11,000	(3)	—	13.48	4/12/2022
						73,134(5)	2,351,258	30,000	964,500

Charlie Roach						53,206(6)	1,710,573	24,000	771,600

Dr. Ron Torten						54,955(7)	1,766,803	24,000	771,600

Richard Ogawa						45,117(8)	1,450,512	21,000	675,150

(1)

The amount represents the market value of our common stock as of December 31, 2018, multiplied by unvested shares as of December 31, 2018. The closing price of our common stock on December 31, 2018 was $32.15.

(2)

This MVSU award granted on January 16, 2018, vests on the last day of the three year performance period commencing four trading days after the Company's 2017 Q4 financial results are released and concluding thirty calendar days after the Company's 2020 Q4 financial results are released, subject to performance condition based on relative total shareholder return. This table includes the value of the MVSU assuming 100% of target number is achieved.

(3)	This stock option is fully vested.

(4)

This includes (i) 14,369 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 1,250 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter, (iii) 40,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 8,200 granted on April 20, 2016 that vest as to 43.75% of the total number of shares on January 20, 2018, 6.25% of the total number of shares on April 20, 2018 and the remaining shares vest at a rate of 25% of the total number of shares each year thereafter, (v) 33,750 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (vi) 6,400 shares from the February 28, 2018 grant which will vest on February 28, 2019, (vii) 65,000 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (viii) 439 shares from the April 19, 2018 grant which will vest on February 5, 2019.

(5)

This includes (i) 5,500 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 375 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter, (iii) 14,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 15,000 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (v) 3,100 shares from the February 28, 2018 grant which will vest on February 28, 2019, (vi) 35,000 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (vii) 159 shares from the April 19, 2018 grant which will vest on February 5, 2019.

(6)

This includes (i) 5,000 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 375 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter, (iii) 13,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 12,000 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (v) 753 shares from the February 28, 2018 grant which will vest on February 28, 2019, (vi) 22,000 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (vii) 78 shares from the April 19, 2018 grant which will vest on February 5, 2019.

(7)

This includes (i) 5,500 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date (ii) 375 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter, (iii) 12,000 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 12,000 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (v) 3,000 shares from the February 28, 2018 grant which will vest on February 28, 2019, (vi) 22,000 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (vii) 80 shares from the April 19, 2018 grant which will vest on February 5, 2019.

(8)

This includes (i) 4,500 shares from April 15, 2015 grant that vests as to 1/4th of the total number of shares one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (ii) 250 shares from September 16, 2015 grant that vest as to 43.75% of the total number of shares on February 18, 2017 and the remaining shares vest at a rate of 6.25% of the total number of shares each quarter thereafter, (iii) 8,500 shares from April 20, 2016 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (iv) 12,000 shares from April 19, 2017 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, (v) 2,200 shares from the February 28, 2018 grant which will vest on February 28, 2019, (vi) 17,600 shares from April 19, 2018 grant that vests as to 1/4th of the total number of share one year after the vesting commencement date, 1/4th of the total number of shares two years after the vesting commencement date, 1/4th of the total number of shares three years after the vesting commencement date and 1/4th of the total number of shares four years after the vesting commencement date, and (vii) 67 shares from the April 19, 2018 grant which will vest on February 5, 2019.

Option Exercises and Stock Vested in 2018

The following table sets forth the number of shares acquired upon exercise of options and all stock awards vested by each Named Executive Officer during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dr. Ford Tamer	—	—	68,890	2,172,750
John Edmunds	132,221	3,084,013	26,230	827,816
Charlie Roach	—	—	27,183	865,437
Dr. Ron Torten	—	—	26,438	837,794
Richard Ogawa	—	—	19,952	631,229

(1)	The value realized is based on the market value of our common stock, based on the closing price per share of our common stock on the date of exercise, minus the exercise price.
(2)	The value realized equals the closing market value of our common stock on the vesting date multiplied by the number of shares that vested.

Employment, Severance and Change of Control Arrangements

On February 1, 2012, we entered into an offer letter agreement with Dr. Tamer, our President and CEO. This offer letter agreement set Dr. Tamer’s base salary at an annual rate of $300,000 (to be pro-rated for any partial year of service). Pursuant to this offer letter agreement, Dr. Tamer is eligible to receive a bonus in an amount up to 50% of base salary (as pro-rated for any partial year of service) through participation in our annual cash incentive program. In addition, Dr. Tamer was granted an option to purchase 557,645 shares of our common stock, which vested over four years ending February 1, 2016. Dr. Tamer was also granted RSUs for 278,822 shares, which vested over four years ending February 1, 2016.

We also entered into a severance and change of control agreement with Dr. Tamer dated February 1, 2012, which includes, among other provisions, (a) payment of 200% of Dr. Tamer’s annual base salary and unearned annual target bonus, plus any earned but unpaid annual bonus, and acceleration of vesting and exercisability of 100% of his outstanding equity awards (subject to certain limitations set forth in his severance agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within three months prior to a “change of control and (b) payment of 100% of Dr. Tamer’s annual base salary, plus any earned but unpaid annual bonus, in the event he is “involuntarily terminated” more than 12 months following a “change of control” or more than three months prior to a change of control and his outstanding equity awards will accelerate with respect to 25% of the then-unvested shares.

On June 8, 2010, we entered into a severance and change of control agreement with Mr. Edmunds which superseded the severance terms of Mr. Edmunds’ original offer letter from December 2007. Under this change of control severance agreement, if Mr. Edmunds is terminated by us without “cause” or is otherwise “involuntarily terminated,” as such terms are defined below, within 12 months of a “change of control,” as defined below, or within three months prior to a "change of control" (as amended November 1, 2016), Mr. Edmunds will be entitled to receive a lump sum equal to 150% of the sum of his annual base salary and unearned annual target bonus, plus any earned but unpaid annual bonus. In addition, if Mr. Edmunds elects and pays to continue health insurance under COBRA, we will reimburse Mr. Edmunds on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Edmunds and his eligible dependents, until the earlier of (a) the end of the 18-month period following his termination date or (b) the date Mr. Edmunds or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his then unvested outstanding equity awards pursuant to the change of control and severance agreement.

On August 25, 2012 we entered into an offer letter agreement with Mr. Roach as Vice President of Worldwide Sales. This offer letter agreement set Mr. Roach’s base salary at an annual rate of $270,000. Pursuant to this offer letter agreement, Mr. Roach will participate in a sales compensation plan where he will be eligible for a cash-based variable incentive payment of up to $145,000 per year, based on our performance goals related to metrics, including but not limited to, revenue, gross margins, and design wins. In addition, Mr. Roach was granted an option to purchase 90,000 shares of our common stock, which vested over a four-year period ending on September 4, 2016. Mr. Roach was also granted an RSU for 45,000 shares, which vested over four years ending on September 4, 2016.

We also entered into a severance and change of control agreement with Mr. Roach dated September 4, 2012 which includes, among other provisions, (a) payment of 50% of Mr. Roach’s annual base salary plus 50% of the sales compensation plan in effect at time of termination, any earned but unpaid annual bonus, and acceleration of vesting and exercisability of 50% of his outstanding equity awards (subject to certain limitations set forth in his severance and change of control agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within three months prior to a “change of control”; and (b) payment of 50% of Mr. Roach’s annual base salary plus 50% of the sales compensation plan and any earned but unpaid annual bonus in the event he is “involuntarily terminated” more than 12 months following a “change of control” or more than three months prior to a change of control. In addition, if Mr. Roach elects and pays to continue health insurance under COBRA, we will reimburse Mr. Roach on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for him and his eligible dependents, until the earlier of (a) the end of the six-month period following his termination date or (b) the date he or his eligible dependents lose eligibility for COBRA continued coverage. This agreement was amended November 1, 2016 to increase the acceleration of vesting and exercisability of his outstanding equity awards under the scenarios described above from 50% to 100% and to adjust the definition of “involuntary termination” as described in more detail below.

On December 31, 2012, we entered into an offer letter agreement with Mr. Ogawa as General Counsel. This offer letter agreement set Mr. Ogawa’s base salary at an annual rate of $220,000.00. In addition, Mr. Ogawa was granted an option to purchase 50,000 shares of our common stock, which vested over a four-year period ending on January 16, 2017. Mr. Ogawa was also granted an RSU for 60,000 shares, which vested over four years ending on January 16, 2017.

On April 22, 2013, we also entered into a change of control severance agreement with Mr. Ogawa, which includes, among other provisions, payment of 50% of Mr. Ogawa’s annual base salary in effect at time of termination, any earned but unpaid annual bonus, and acceleration of vesting and exercisability of 50% of his outstanding equity awards (subject to certain limitations set forth in Mr. Ogawa’s change of control severance agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within three months prior to a “change of control.” In addition, if Mr. Ogawa elects and pays to continue health insurance under COBRA, we will reimburse Mr. Ogawa on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Ogawa and his eligible dependents, until the earlier of (a) the end of the six-month period following his termination date or (b) the date such he or his eligible dependents lose eligibility for COBRA continued coverage. This agreement was amended November 1, 2016 to increase the acceleration of vesting and exercisability of his outstanding equity awards under the scenarios described above from 50% to 100% and to adjust the definition of “involuntary termination” as described in more detail below.

On December 31, 2013, we entered into a change of control severance agreement with Dr. Torten, which includes, among other provisions, payment of 50% of Dr. Torten’s annual base salary in effect at time of termination, any earned but unpaid annual bonus, and acceleration of vesting and exercisability of 50% of his outstanding equity awards (subject to certain limitations set forth in Dr. Torten’s change of control severance agreement) in the event he is “involuntarily terminated,” as defined below, within 12 months of a “change of control,” as defined below, or within three months prior to a “change of control.” In addition, if Dr. Torten elects and pays to continue health insurance under COBRA, we will reimburse Dr. Torten on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Dr. Torten and his eligible dependents, until the earlier of (a) the end of the six-month period following his termination date or (b) the date Dr. Torten or his eligible dependents lose eligibility for COBRA continued coverage. This agreement was amended November 1, 2016 to increase the acceleration of vesting and exercisability of his outstanding equity awards under the scenarios described above from 50% to 100% and to adjust the definition of “involuntary termination” as described in more detail below.

The MVSUs terminate upon a change of control and provide for payment based upon performance through the change of control and an additional six months of service vesting credit, as described in the Compensation Discussion and Analysis under the heading "Compensation Elements - Long-Term Incentive Compensation - Market Value Stock Unit and Restricted Stock Unit Awards Granted During 2018." The MVSUs also provide for limited acceleration upon involuntary termination, as also described above. These provisions take precedence over the acceleration of vesting provisions of the change of control agreements and offer letter agreements except as specifically provided in the MVSU award, as described above.

For purposes of the change of control agreements above, “involuntarily terminated” is generally defined as (a) a reduction in compensation by greater than 10%, unless part of a general reduction in compensation applicable to our senior executives, (b) relocation of job site by more than 50 miles, (c) a material reduction in job responsibilities, change in title or change in reporting structure, (d) any termination of employment by us without cause, or (e) the failure to obtain the assumption of any agreement with the executive officer by any successor. However, with respect to Dr. Torten and Messrs. Roach and Ogawa clause (c) of the above definition provides that involuntary termination only occurs if the executive is assigned duties or responsibilities inconsistent with the executive’s education and experience.

Except as otherwise noted, the term “cause” is generally defined as (a) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our the business or affairs or that of our affiliates or stockholders, (b) intentional or willful misconduct or refusal to follow the lawful instructions of our Board, or (c) intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders.

The term “change of control” is generally defined as the occurrence of any one of the following events:

(a)	the approval by our stockholders of our liquidation or dissolution or the sale or disposition of all or substantially all of our assets;

(b)	a merger or consolidation where we are not the surviving entity;

(c)	any person or persons becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our then outstanding voting securities; or

(d)

a change in the composition of our Board, as a result of which fewer than a majority of the directors who are currently on our Board or who are elected, or nominated for election, to our Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a), (b) or (c), or in connection with an actual or threatened proxy contest relating to our election of directors.

Potential Payments Upon Termination and Change of Control

The following table shows the potential payments that would have been paid to our Named Executive Officers if they had been involuntarily terminated on December 31, 2018.

	Involuntary Termination without a Change of Control				Involuntary Termination Related to a Change of Control
Name	Severance Payments Attributable to Salary and Bonus ($)(1)	Value of Accelerated Equity Awards ($)		Health Care Benefits ($)	Severance Payments Attributable to Salary and Bonus ($)(1)	Value of Accelerated Equity Awards ($)		Health Care Benefits ($)
Dr. Ford Tamer	940,000	2,446,679	(2)	24,712	1,410,000	10,057,999	(3)	49,424
John Edmunds	—	—		—	736,460	3,376,039	(4)	37,866
Charlie Roach	464,231	—		—	464,231	2,530,398	(5)	10,654
Dr. Ron Torten	—	—		—	334,995	2,586,628	(6)	12,356
Richard Ogawa	—	—		—	281,822	2,167,874	(7)	7,317

(1)	The total severance payment for each Named Executive Officer was calculated based on annual base salary and earned but unpaid bonus.
(2)

The amount represents the market value per share of our common stock as of December 31, 2018, multiplied by 25% of the unvested restricted stock units as of December 31, 2018, including unvested target MVSUs (304,408 shares). The closing price of our common stock on December 31, 2018 was $32.15.

(3)

The amount represents the market value per share of our common stock as of December 31, 2018, multiplied by the unvested restricted stock units as of December 31, 2018 (169,408 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2018, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control and multiplied by a fraction equal to the number of months from the start of the Performance Period through the change of control, plus six (6) additional months, divided by thirty (36) months (143,438 shares). Our absolute TSR measured on December 31, 2018 was 19.53% with an absolute ranking of 90.43% percentile which translated into performance vesting rate of 225% of target shares.  The closing price of our common stock on December 31, 2018 was $32.15.

(4)

The amount represents the market value per share of our common stock as of December 31, 2018, multiplied by the unvested restricted stock units as of December 31, 2018 (73,134 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2018, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control and multiplied by a fraction equal to the number of months from the start of the Performance Period through the change of control, plus six (6) additional months, divided by thirty (36) months (31,875 shares). Our absolute TSR measured on December 31, 2018 was 19.53% with an absolute ranking of 90.43% percentile which translated into performance vesting rate of 225% of target shares. The closing price of our common stock on December 31, 2018 was $32.15.

(5)

The amount represents the market value per share of our common stock as of December 31, 2018, multiplied by the unvested restricted stock units as of December 31, 2018 (53,206 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2018, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control and multiplied by a fraction equal to the number of months from the start of the Performance Period through the change of control, plus six (6) additional months, divided by thirty (36) months (25,500 shares). Our absolute TSR measured on December 31, 2018 was 19.53% with an absolute ranking of 90.43% percentile which translated into performance vesting rate of 225% of target shares. The closing price of our common stock on December 31, 2018 was $32.15.

(6)

The amount represents the market value per share of our common stock as of December 31, 2018, multiplied by the unvested restricted stock units as of December 31, 2018 (54,955 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2018, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control and multiplied by a fraction equal to the number of months from the start of the Performance Period through the change of control, plus six (6) additional months, divided by thirty (36) months (25,500 shares). Our absolute TSR measured on December 31, 2018 was 19.53% with an absolute ranking of 90.43% percentile which translated into performance vesting rate of 225% of target shares. The closing price of our common stock on December 31, 2018 was $32.15.

(7)

The amount represents the market value per share of our common stock as of December 31, 2018, multiplied by the unvested restricted stock units as of December 31, 2018 (45,117 shares), plus the portion of the MVSU award that would vest (with the balance forfeited) on a change of control closing on December 31, 2018, whether or not the Named Executive Officer had a termination of employment, calculated based on performance through the change of control and multiplied by a fraction equal to the number of months from the start of the Performance Period through the change of control, plus six (6) additional months, divided by thirty (36) months (22,313 shares). Our absolute TSR measured on December 31, 2018 was 19.53% with an absolute ranking of 90.43% percentile which translated into performance vesting rate of 225% of target shares. The closing price of our common stock on December 31, 2018 was $32.15.

No Named Executive Officer will receive a gross-up payment if the Named Executive Officer is required to pay an excise tax under Section 4999 of the Code.

Pay Ratio Disclosure

Our CEO to median employee pay ratio is approximately 50.53:1 and was calculated in accordance with Item 402(u) of Regulation S-K. We believe this ratio to be a reasonable estimate, based upon the assumptions and adjustments described below. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

We identified the employee with compensation at the median of the annual total compensation of all of our employees (the “median employee”) by examining the calendar year total cash compensation between January 1, 2018 and December 31, 2018 (using December 31, 2018 as the “median employee determination date”), including salary or wages plus overtime paid, and any earned cash incentive compensation for 2018, and equity award grants for 2018, for all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the median employee determination date, whether employed on a full-time, part-time, seasonal or temporary basis.

For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using FX rates in effect on the median employee determination date.

For employees on a leave of absence we calculated compensation on an annualized basis. However, we did not include employees absent on an unpaid leave of absence for the entire measurement period, i.e., all of 2018.

For employees hired between January 1, 2018 to December 31, 2018 and the median employee determination date we calculated their salary or wages as if they had been employed for the entire measurement period.

The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Our total number of employees, including U.S. and non-U.S. employees, is 580, and we used this number to calculate the maximum number of employees excludable under the de minimis exemption. We did not exclude non-U.S. employees in our calculations.

After identifying the median employee based on the methodology above, we calculated annual total compensation for such median employee using the same methodology we use to calculate the amount reported for our Named Executive Officers in the “Total” column of the 2018 Summary Compensation Table, set forth earlier in this proxy statement.

As disclosed in the 2017 Summary Compensation Table, the annual total compensation for fiscal year 2018 for our CEO was $10,172,566. The annual total compensation for the median employee for fiscal year 2018 was $201,311. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for fiscal year 2017 is approximately 50.53:1.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi under the Securities Act of 1933 or the Exchange Act.

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Inphi’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Inphi’s independent accountants and reviewing their reports regarding Inphi’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. Inphi’s management is responsible for preparing Inphi’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Inphi’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Inphi’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (PCAOB) and approved by the SEC. In addition, the independent registered public accountants provided to the audit committee the written disclosures and letter from the independent registered public accountants as required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, and has discussed such accountants’ independence from Inphi and its management.

The audit committee has discussed with management the procedures for selection of consultants and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountants' independence. The audit committee has discussed with Inphi’s management and its independent registered public accountants, with and without management present, their evaluations of Inphi’s internal accounting controls and the overall quality of Inphi’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Inphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Respectfully submitted on April 25, 2019, by the members of the audit committee of the Board of Directors:

Mr. Sam S. Srinivasan, Chair

Dr. David E. Liddle

Mr. William J. Ruehle

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At our 2018 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year, which the compensation committee approved. Therefore, in accordance with that policy and in accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

As described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement, we design our named executive officer compensation programs to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals that align with our business strategy, and to align their long-term interests with those of our stockholders by linking a significant portion of total compensation to achieving specific performance goals. Our compensation takes into account competitive practices and sound compensation governance principles. We are advised by our independent compensation committee as well as Compensia, the independent compensation consultant retained by our compensation committee. Below are a few highlights of our executive compensation philosophy:

-	Long-term incentives are the largest element of compensation for our named executive officers in order to align the interests of our executives with our shareholders.
-

Performance equity will be earned for relative total shareholder return over a three year performance period. We have moved to a three year performance period to respond to comments from our shareholders.

-

Performance criteria for our long-term incentives do not overlap with our annual incentive plan corporate performance metrics. We have also made this change to respond to comments from our shareholders.

Our Board asks that you indicate your support of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement. You are not being asked to approve the compensation paid to the members of our Board as disclosed above under “Compensation of Directors” or approve our policy regarding employee compensation as it related to our risk management as disclosed above under “Compensation Discussion and Analysis—Compensation-Related Risk Management”. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is hereby approved, on an advisory basis.”

Although the vote is non-binding, our Board and our compensation committee will review the voting results. To the extent there is any significant negative vote on this proposal, we would attempt to consult directly with stockholders to better understand the concerns that influenced the vote. Our Board and our compensation committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Required Vote

The advisory vote to approve executive compensation as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement requires the affirmative vote of a majority of the shares present in person or represented by proxyat the Annual Meeting in person and entitled to vote. If you are the beneficial owner o shares held through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval.

Our Board recommends a vote FOR advisory vote to approve executive compensation.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2019. Our Board has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, our Board and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of Inphi and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended December 31, 2016, 2017, and 2018. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2018, were as follows, all of which were approved by the audit committee:

Services Provided	2017	2018
Audit Fees	$1,846,169	$1,427,651
Audit-Related Fees	—	—
Tax Fees	240,941	222,907
All Other Fees	1,800	2,733
Total Fees	$2,088,910	$1,653,291

Audit Fees. The aggregate fees billed for the years ended December 31, 2018 and 2017 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act and the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q. This also includes comfort letters and consents issued in connection with SEC filings or private placement documents.

Audit-Related Fees. For the years ended December 31, 2018 and 2017, there were no fees billed by PricewaterhouseCoopers LLP for professional services rendered under “Audit-Related Fees” above.

Tax Fees. The aggregate fees billed for the years ended December 31, 2018 and 2017 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business and services related to our tax returns, including our subsidiaries.

All Other Fees. For the years ended December 31, 2018 and 2017, the aggregate fees billed were for annual subscription of on-line library of authoritative accounting and auditing literature and automated disclosure checklist.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

During 2018 and 2017, the audit committee pre-approved 100% of the services provided by PricewaterhouseCoopers LLP.

Throughout the year, our audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” ratification of the appointment.

Our Board recommends a vote FOR the ratification of

PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4, and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2018, except for late Form 4 filings for Mr. Edmunds, Mr. Ogawa, Mr. Roach, Dr. Tamer, and Dr. Torten occurring on May 21, 2018 that were not reported on a timely basis.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2020 annual meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 27, 2019. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2020 annual meeting of Stockholders will be ineligible for presentation at the 2020 annual meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Inphi at the principal executive offices of Inphi. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the next annual meeting of Stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Inphi stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to our Secretary at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, or call our Investor Relations department at (408) 217-7300 and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

Our Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary
Santa Clara, California
April 25, 2019

Inphi’s 2018 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Inphi Corporation at 2953 Bunker Hill Lane, Suite 300, Santa Clara, California 95054, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 10, 2019, the stockholder was entitled to vote at the Annual Meeting.

Appendix A

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands of dollars, except share and per share amounts)

	Year Ended December 31,
	2018	2017

GAAP net loss	$(95,751)	$(74,904)
Adjusting items to GAAP net loss:
Operating expenses related to stock-based compensation expense	63,884	44,833
Acquisition related expenses	875	3,510
Amortization of inventory fair value step-up	1,166	9,304
Amortization of intangibles related to purchase price	43,036	38,691
Depreciation on step-up values of fixed assets	474	586
Impairment of certain intangibles from ClariPhy acquisition	-	47,014
Restructuring expenses	1,491	-
Loss on claim settlement from ClariPhy acquisition	2,250	-
Loss on retirement of certain property and equipment from acquisitions	66	77
Unrealized gain on equity investment	(2,440)	-
Impairment of investment	7,000	-
Accretion and amortization expense on convertible debt	26,394	24,574
Valuation allowance and tax effect of the adjustments above from GAAP to non-GAAP	(9,635)	(26,523)
Non-GAAP net income	$38,810	$67,162

Shares used in computing non-GAAP basic earnings per share	43,690,581	42,165,213

Shares used in computing non-GAAP diluted earnings per share before offsetting shares from call option	44,986,718	44,524,224
Offsetting shares from call option	-	(201,291)
Shares used in computing non-GAAP diluted earnings per share	44,986,718	44,322,933

Non-GAAP earnings per share:
Basic	$0.89	$1.59
Diluted	$0.86	$1.52

INPHI CORPORATION
2953 BUNKER HILL LN.
SUITE 300
SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E77531-P23341

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INPHI CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR CLASS III DIRECTORS IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dr. Chenming C. Hu
02) Elissa Murphy
03) Sam S. Srinivasan

	For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E77532-P23341

INPHI CORPORATION

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Inphi Corporation on May 23, 2019

The undersigned hereby constitute(s) and appoint(s) Dr. Ford Tamer and Mr. John Edmunds, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Inphi Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Inphi Corporation to be held on May 23, 2019 and at any adjournment(s) thereof, upon matters referred to in the Notice of the 2019 Annual Meeting of Stockholders of Inphi Corporation and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE "FOR" ALL OF THE NOMINEES FOR CLASS III DIRECTORS IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote the shares unless you sign and return this card.

Address changes/comments: ____

____

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side